                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                               HENRY SCHEIN, INC.,

                      NEW RIVER MANAGEMENT COMPANY, L.L.C.,

                               CHIRON CORPORATION

                                       AND

                       BIOLOGICAL & POPULAR CULTURE, INC.










                          Dated as of December 8, 1998

                                TABLE OF CONTENTS


                                                                         PAGE




ARTICLE I DEFINITIONS.......................................................2

       Section 1.01.  Accounts..............................................2
       Section 1.02.  Acquired Entity.......................................2
       Section 1.03.  Acquisition...........................................2
       Section 1.04.  Affiliates............................................2
       Section 1.05.  After-Tax Basis.......................................2
       Section 1.06.  Agreement.............................................3
       Section 1.07.  Assets................................................3
       Section 1.08.  Baseline Contingent Compensation Period...............3
       Section 1.09.  Baseline Gross Profits Additions......................3
       Section 1.10.  Baseline Gross Profits Deductions.....................3
       Section 1.11.  Baseline Percentage Gross Profits.....................4
       Section 1.12.  Baseline Percentage Gross Profits of the Company......4
       Section 1.13.  Baseline Percentage Gross Profits of the Purchaser....4
       Section 1.14.  Business..............................................4
       Section 1.15.  Cap Amount............................................4
       Section 1.16.  Chiron Debt...........................................4
       Section 1.17.  Closing...............................................5
       Section 1.18.  Closing Date..........................................5
       Section 1.19.  Code..................................................5
       Section 1.20.  Common Stock..........................................5
       Section 1.21.  Company...............................................5
       Section 1.22.  Confidentiality Agreement.............................5
       Section 1.23.  Contingent Compensation Period........................5
       Section 1.24.  Contingent Consideration..............................5
       Section 1.25.  Continuing Subsidiary.................................6
       Section 1.26.  Contracts.............................................6
       Section 1.27.  Cost of Goods Sold....................................6
       Section 1.28.  Current Year Gross Profits of the Purchaser...........6
       Section 1.29.  Disposed Entity.......................................6
       Section 1.30.  Disposition...........................................6
       Section 1.31.  DOL...................................................6
       Section 1.32.  Environmental Laws....................................6
       Section 1.33.  ERISA.................................................7
       Section 1.34.  ERISA Affiliate.......................................7
       Section 1.35.  Exchange Act..........................................7

        Section 1.36.  Excluded Subsidiary...................................7
        Section 1.37.  GAAP..................................................7
        Section 1.38.  Governmental Entity...................................7
        Section 1.39.  Gross Profits.........................................7
        Section 1.40.  Gross Profits Percentage..............................7
        Section 1.41.  Hazardous Substances..................................7
        Section 1.42.  Historical Financial Statements.......................8
        Section 1.43.  HSR Act...............................................8
        Section 1.44.  Indemnitee and Indemnitor.............................8
        Section 1.45.  Initial Baseline Gross Profits........................8
        Section 1.46.  Initial Consideration.................................8
        Section 1.47.  Intellectual Property.................................8
        Section 1.48.  Inventory.............................................9
        Section 1.49.  IRS...................................................9
        Section 1.50.  Knowledge of the Sellers..............................9
        Section 1.51.  Law...................................................9
        Section 1.52.  Liens.................................................9
        Section 1.53.  Losses................................................9
        Section 1.54.  Material Adverse Effect...............................9
        Section 1.55.  Medical Reimbursement Plan...........................10
        Section 1.56.  New Biopop Notes.....................................10
        Section 1.57.  New Products Earn-Out................................10
        Section 1.58.  Opinion of Purchaser's Counsel.......................10
        Section 1.59.  Opinion of Sellers' Counsel..........................10
        Section 1.60.  PBGC.................................................10
        Section 1.61.  Permits..............................................10
        Section 1.62.  Permitted Liens......................................11
        Section 1.63.  Plan.................................................11
        Section 1.64.  Preferred Stock......................................11
        Section 1.65.  Pro Forma Closing Balance Sheet......................11
        Section 1.66.  Pro Forma Income Statements..........................12
        Section 1.67.  Purchase Price.......................................12
        Section 1.68.  Purchaser Claimant...................................12
        Section 1.69.  Purchaser Covered Person.............................12
        Section 1.70.  Real Property........................................12
        Section 1.71.  Release..............................................12
        Section 1.72.  Required Consents....................................12
        Section 1.73.  Restructuring........................................13
        Section 1.74.  Revenues.............................................13
        Section 1.75.  SEC..................................................13
        Section 1.76.  SKU..................................................13
        Section 1.77.  Securities Act.......................................13

        Section 1.78.  Seller Claimant......................................13
        Section 1.79.  Seller Covered Person................................13
        Section 1.80.  Seller Proportionate Interest........................13
        Section 1.81.  Subsidiaries.........................................14
        Section 1.82.  Taxes................................................14
        Section 1.83.  Tax Returns..........................................14
        Section 1.84.  Threshold Gross Profits..............................14

ARTICLE II PURCHASE AND SALE................................................15

        Section 2.01.  Commitment to Sell...................................15
        Section 2.02.  Commitment to Purchase...............................15
        Section 2.03.  Payment of Chiron Debt...............................15
        Section 2.04.  Payment of New Biopop Notes..........................16
        Section 2.05.  Deliveries at Closing................................16
        Section 2.06.  Contingent Consideration.............................16
        Section 2.07.  New Products Earn-Out................................19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS...................19

        Section 3.01.  Enforceability.......................................20
        Section 3.02.  Consents and Approvals; No Violation or
                         Conflict by Sellers................................20
        Section 3.03.  Title to the Common Stock............................22
        Section 3.04.  Capitalization.......................................22
        Section 3.05.  Organization; Conduct of Business....................22
        Section 3.06.  Continuing Subsidiaries..............................23
        Section 3.07.  No Adverse Change....................................23
        Section 3.08.  No Litigation........................................24
        Section 3.09.  Title to and Sufficiency of Assets...................24
        Section 3.10.  Inventory............................................25
        Section 3.11.  Books and Records....................................25
        Section 3.12.  Contracts............................................25
        Section 3.13.  Accounts Receivable..................................26
        Section 3.14.  Intellectual Property................................26
        Section 3.15.  Historical Financial Statements......................27
        Section 3.16.  Pro Forma Closing Balance Sheet; No Liabilities......27
        Section 3.17.  Pro Forma Income Statements..........................28
        Section 3.18.  Insurance............................................28
        Section 3.19.  Employee Benefit Plans...............................28
        Section 3.20.  Compliance with Applicable Law.......................30
        Section 3.21.  Transactions With Affiliates.........................32
        Section 3.22.  Fees and Expenses of Brokers and Others..............32
        Section 3.23.  Tax Matters..........................................32
        Section 3.24.  Environmental Matters................................34
        Section 3.25.  Orders and Commitments...............................34

        Section 3.26.  Labor Matters........................................35
        Section 3.27.  Bank Accounts; Powers of Attorney....................35
        Section 3.28.  Customers and Suppliers..............................35
        Section 3.29.  Real and Personal Property...........................36
        Section 3.30.  Year 2000............................................37

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................37

        Section 4.01.  Organization.........................................37
        Section 4.02.  Authority; Enforceability............................37
        Section 4.03.  Consents and Approvals; No Violation
                        or Conflict by the Purchaser........................38
        Section 4.04.  Fees and Expenses of Brokers and Others..............38
        Section 4.05.  Investment Representation............................38
        Section 4.06.  Obligation to Fund...................................38
        Section 4.07.  Year 2000............................................39

ARTICLE V COVENANTS.........................................................39

        Section 5.01.  Conduct of Business of the Company; Continued
                         Ownership of Common Stock..........................39
        Section 5.02.  No Solicitation......................................41
        Section 5.03.  Access to Information................................41
        Section 5.04.  Best Efforts.........................................42
        Section 5.05.  Public Announcements.................................42
        Section 5.06.  Confidentiality Agreement............................43
        Section 5.07.  Supplemental Disclosure..............................43
        Section 5.08.  Covenants of the Sellers and the Purchaser...........43
        Section 5.09.  New River Dissolution................................44
        Section 5.10.  National Bank of Canada Credit Facility..............45

ARTICLE VI CONDITIONS PRECEDENT TO CLOSING..................................45

        Section 6.01.  Conditions to Each Party's Obligations...............45
        Section 6.02.  Conditions Precedent to Obligations of the Purchaser.46
        Section 6.03.  Conditions Precedent to Obligations of the Sellers...47

ARTICLE VII TERMINATION; AMENDMENT; WAIVER..................................47

        Section 7.01.  Termination..........................................47
        Section 7.02.  Effect of Termination................................48
        Section 7.03.  Amendment............................................49
        Section 7.04.  Extension; Waiver....................................49

ARTICLE VIII ADDITIONAL COVENANTS...........................................49

        Section 8.01.  Cooperation With Respect to Tax and SEC Matters......49
        Section 8.02.  Records..............................................51

        Section 8.03.  Further Assistance...................................51
        Section 8.04.  Employee Matters; Employee Benefit Plans.............52
        Section 8.05.  Directors' and Officers' Insurance...................52
        Section 8.06.  Cooperation..........................................52
        Section 8.07.  Certain Contracts....................................53

ARTICLE IX INDEMNIFICATION..................................................53

        Section 9.01.  Survival of Representations and Warranties...........53
        Section 9.02.  Indemnification......................................53
        Section 9.03.  Limitations on Indemnification.......................55
        Section 9.04.  Indemnification Procedures...........................56

ARTICLE X RESTRICTIVE COVENANTS.............................................57

        Section 10.01.  Non-Competition.....................................57
        Section 10.02.  Non-Solicitation of Employees.......................58
        Section 10.03.  Non-Solicitation or Interference with
                         Customers and Suppliers............................58
        Section 10.04.  Acknowledgments.....................................58
        Section 10.05.  Confidentiality.....................................58

ARTICLE XI MISCELLANEOUS....................................................59

        Section 11.01.  Entire Agreement; Assignment........................59
        Section 11.02.  Notices.............................................60
        Section 11.03.  Governing Law.......................................61
        Section 11.04.  Descriptive Headings................................61
        Section 11.05.  Parties in Interest.................................61
        Section 11.06.  Counterparts........................................61
        Section 11.07.  Fees and Expenses...................................61
        Section 11.08.  Severability........................................62
        Section 11.09.  No Reliance.........................................62
        Section 11.10.  Termination of Certain Agreements; Consents.........62

                                  EXHIBIT INDEX

Exhibit 6.02(c)  Forms of Software License Agreement and Time and
                    Materials Agreement

                                 SCHEDULE INDEX

Schedule 1.07              Assets
Schedule 1.27              Cost of Goods Sold Determination
Schedule 1.56              New Biopop Notes
Schedule 1.61              Permits
Schedule 1.62              Permitted Liens
Schedule 1.65              Pro Forma Closing Balance Sheet
Schedule 1.66              Pro Forma Income Statements
Schedule 1.70              Real Property
Schedule 1.73              Restructuring
Schedule 3.02              Required Consents
Schedule 3.03              Title to the Common Stock
Schedule 3.05              Organization
Schedule 3.06              Continuing and Excluded Subsidiaries
Schedule 3.07              No Adverse Change
Schedule 3.08              No Litigation
Schedule 3.09              Title to and Sufficiency of Assets
Schedule 3.12              Contracts
Schedule 3.13              Accounts
Schedule 3.14              Intellectual Property
Schedule 3.15              Change in Accounting Policies
Schedule 3.18              Insurance
Schedule 3.19              Employee Benefit Plans
Schedule 3.20              Compliance with Law
Schedule 3.21              Transactions with Affiliates
Schedule 3.23              Tax Matters
Schedule 3.24              Environmental Matters
Schedule 3.25              Orders, Commitments and Returns
Schedule 3.26              Labor Matters
Schedule 3.27              Bank Accounts; Powers of Attorney
Schedule 3.28              Customers and Suppliers
Schedule 5.01              Conduct of Business of the Company; Continued
                              Ownership of Common Stock
Schedule 10.01             Business of the Purchaser
Schedule 10.03             Non-Solicitation
Schedule 11.10             Termination of Certain Agreements

                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT, made as of the 8th day of December, 1998, by and among HENRY SCHEIN, INC. ("Schein"), a Delaware corporation (the "Purchaser"), and NEW RIVER MANAGEMENT COMPANY, L.L.C., a Virginia limited liability company ("New River"), CHIRON CORPORATION, a Delaware corporation, ("Chiron" and, together with New River, the "Sellers"), and BIOLOGICAL & POPULAR CULTURE, INC., a Delaware corporation ("Biopop"), recites and provides as follows:

                                    RECITALS

     WHEREAS, the Sellers own all of the issued and outstanding capital stock of Biopop, and Biopop owns, directly or indirectly through GIV (as defined below), all of the issued and outstanding capital stock of General Injectables & Vaccines, Inc., a Virginia corporation ("GIV"), Radford Therapeutics, Inc., a Delaware corporation ("Radford"), Rahn Laboratories, Inc., a Virginia corporation ("Rahn"), InSource, Inc., a Virginia corporation ("InSource"), Resolve Medical Corporation, a Virginia corporation ("RMC"), Rahn Laboratories America, a Virginia general partnership ("RLA"), Lotus Biochemical de Mexico, S.A. de C.V., a Mexican corporation ("Lotus Mexico"), National BioStudios, Inc., a Tennessee corporation ("NBS"), and certain other Affiliates (as defined below); and

     WHEREAS, New River owns all of the issued and outstanding shares of Common Stock (as defined below), and Chiron owns all of the issued and outstanding shares of Preferred Stock (as defined below); and

     WHEREAS, Chiron intends to convert its Preferred Stock into Common Stock representing 30% of the issued and outstanding shares of Common Stock immediately prior to and contingent upon the Closing (as defined below); and

     WHEREAS, the Sellers intend to rename Biopop "GIV Holdings, Inc." (as renamed, the "Company") and to restructure (the "Restructuring") Biopop and its Subsidiaries (as defined below) to transfer all of the shares of certain Subsidiaries and certain assets to New River or a newly formed company ("New Biopop") or their Affiliates (as defined below), such that as a result, the Company will own at Closing (as defined below), directly or indirectly, all of the issued and outstanding capital stock of GIV, Radford, Rahn, InSource, RMC, RLA, Lotus Mexico and NBS; and

     WHEREAS, the Restructuring will occur immediately prior to and contingent upon the Closing, but for purposes of this Agreement, all references herein to the Company shall be deemed to refer to the Company as it will exist immediately after the Restructuring; and

     WHEREAS, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, all of the issued and outstanding capital stock of the Company (after giving effect to the Restructuring), all upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it hereby is agreed that:

                                    ARTICLE I
                                   DEFINITIONS

     For purposes of this Agreement and the Schedules attached hereto, the following terms have the meaning specified or referred to in this Article I, and the terms defined in the Recitals and Schedule 1.73 attached hereto shall have the respective meanings specified therein.

     Section 1.01. Accounts.

     "Accounts" shall mean all accounts receivable, notes receivable and associated rights owned by the Company or any Continuing Subsidiary.

     Section 1.02. Acquired Entity.

     "Acquired Entity" shall mean the entity acquired or from whom the acquired business was acquired in an Acquisition.

     Section 1.03. Acquisition.

     "Acquisition" shall mean any transaction (other than the transaction contemplated by this Agreement) by which the Purchaser or any of its Affiliates acquires any entity or business from which it will immediately, or at any time during the Contingent Compensation Period, derive Revenues.

     Section 1.04. Affiliates.

     "Affiliates" shall mean with respect to any person or entity, any other person or entity that, directly or indirectly, controls, is controlled by, or is under common control with such first person or entity. For the purpose of this definition, "control" shall mean, as to any person or entity, the possession, directly or indirectly, of the power to elect or appoint a majority of directors (or other persons acting in similar capacities) of such person or entity or otherwise to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

     Section 1.05. After-Tax Basis.

     "After-Tax Basis" shall mean, with respect to any payment otherwise to be received or accrued by any person or entity, the amount of such payment (i) reduced by the amount of any reduction in, credit against, or refund of taxes (as measured by reference to net income) realized plus the present value (based on a discount rate of 5.0% per annum) of the amount of any such reduction, credit, or refund reasonably expected to be realized by such person, entity, or any Affiliate as a result of the facts and circumstances giving rise to the payment otherwise to be received or accrued, and (ii) supplemented by a further payment or payments (which will be payable either simultaneously with the initial payment or, in the event that taxes (as measured by reference to net income) resulting from the receipt or accrual of such initial payment are not payable in the year of receipt or accrual, at the time or times such taxes become payable) so that the sum of all such initial and supplemental payments, after deduction of all taxes (as measured by reference to net income) imposed by any taxing authority (after taking into account any credits or deductions or other tax benefits arising therefrom to the extent such are currently used) resulting from the receipt or accrual of such payments (whether or not such taxes (as measured by reference to net income) are payable in the year of receipt or accrual) will be equal to the initial payment to be so received or accrued (reduced as provided in clause
(i)).

     Section 1.06. Agreement.

     "Agreement" shall mean this Stock Purchase Agreement, together with the Schedules and Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

     Section 1.07. Assets.

     "Assets" shall mean all of the tangible (real, personal and mixed) and intangible assets of the Company and the Continuing Subsidiaries, excluding any assets set forth on Schedule 1.07.

     Section 1.08. Baseline Contingent Compensation Period.

     "Baseline Contingent Compensation Period" shall mean the fiscal years of the Purchaser 1998 through 2002, inclusive.

     Section 1.09. Baseline Gross Profits Additions.

     "Baseline Gross Profits Additions" shall mean, with respect to each Acquisition, an amount equal to (a) for the year in which such Acquisition is made and only for such year, the Gross Profits of the Acquired Entity for the same period of the preceding fiscal year of the Purchaser as the period for which the Gross Profits of the Acquired Entity are included in the Current Year Gross Profits of the Purchaser for the fiscal year in which such Acquisition occurred, and (b) for the year following the year in which such Acquisition is made and for all subsequent years in the Contingent Consideration Period, the Gross Profits of the Acquired Entity for the full fiscal year of the Purchaser immediately preceding the fiscal year of the Purchaser in which the Acquisition occurred.

     Section 1.10. Baseline Gross Profits Deductions.

     "Baseline Gross Profits Deductions" shall mean, with respect to each Disposition, an amount equal to (a) for the year in which such Disposition is made and only for such year, the difference between (i) the Gross Profits of the Disposed Entity for the first full year that the

Gross Profits of such Disposed Entity were included in Baseline Percentage Gross Profits during the Baseline Contingent Consideration Period (the "First Baseline Percentage Year"), and (ii) the Gross Profits of the Disposed Entity for the same period of such First Baseline Percentage Year as is equal to the period of the year in which such Disposition occurs beginning on the first day of the fiscal year and ending on the closing date of such Disposition, and (b) for the year following the year in which such Disposition is made and for all subsequent years in the Contingent Consideration Period and with respect to each such Disposition, the Gross Profits of the Disposed Entity for the full First Baseline Percentage Year.

     Section 1.11. Baseline Percentage Gross Profits.

     "Baseline Percentage Gross Profits" shall mean, for any fiscal year, the Initial Baseline Gross Profits (a) increased by the aggregate Baseline Gross Profits Additions for such fiscal year, and (b) decreased by the aggregate Baseline Gross Profits Deductions for such fiscal year.

     Section 1.12. Baseline Percentage Gross Profits of the Company.

     "Baseline Percentage Gross Profits of the Company" shall mean the Gross Profits of the Company and its Continuing Subsidiaries for the fiscal year 1998, being the period from December 29, 1997 through and including January 3, 1999.

     Section 1.13. Baseline Percentage Gross Profits of the Purchaser.

     "Baseline Percentage Gross Profits of the Purchaser" shall mean the Gross Profits of the Purchaser and its Affiliates for the fiscal year 1998, being the period from December 28, 1997 through and including December 26, 1998.

     Section 1.14. Business.

     "Business" shall mean the entire business as conducted by the Company and the Continuing Subsidiaries as of the date hereof and as of the Closing Date, including the business of warehousing, marketing, selling and distributing vaccines, biologicals, pharmaceuticals, medical supplies and other health care products and related services and all activities associated therewith or ancillary thereto, including, without limitation, third party distribution, CapVax, Zurich Information Systems and other logistical and value added services.

     Section 1.15. Cap Amount.

     "Cap Amount" shall have the meaning assigned to such term in Section 9.03.

     Section 1.16. Chiron Debt.

     "Chiron Debt" shall mean the outstanding principal balance of each of (i) the $11 Million Subordinated Promissory Note issued to Chiron by the Company, dated September 11, 1996, together with interest accrued thereon through the Closing Date and (ii) the $5 Million prepaid item identified in the Prepayment Agreement by and among Chiron, Biopop, GIV and Resolve, dated September 11, 1996.

     Section 1.17. Closing.

     "Closing" shall mean the conference held at 10:00 a.m., local time, on the Closing Date, at the offices of Hunton & Williams, 951 East Byrd Street, Richmond, Virginia 23219.

     Section 1.18. Closing Date.

     "Closing Date" shall mean the earliest practicable date after the satisfaction of the conditions precedent to Closing set forth in Article VI hereof or such other date as the parties may hereafter agree in writing.

     Section 1.19. Code.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, or (as appropriate in the context used) any predecessor thereto, and the Treasury Regulations thereunder.

     Section 1.20. Common Stock.

     "Common Stock" shall mean all of the issued and outstanding shares of common stock, $.001 par value, of the Company, consisting of 285,648.27 shares owned of record and beneficially by New River as of the Closing and 122,420.68 shares to be issued by the Company and owned of record and beneficially by Chiron as of the Closing (giving effect to the conversion of the Preferred Stock into Common Stock prior to the Closing).

     Section 1.21. Company.

     "Company" shall mean Biological & Popular Culture, Inc., a Delaware corporation, as it will exist immediately after the Restructuring.

     Section 1.22. Confidentiality Agreement.

     "Confidentiality Agreement" shall mean the confidentiality agreement, dated as of May 29, 1998, between the Purchaser and Bear, Stearns & Co. Inc., for itself and on behalf of Biopop.

     Section 1.23. Contingent Compensation Period.

     "Contingent Compensation Period" shall mean the fiscal years of the Purchaser 1999 through 2003, inclusive.

     Section 1.24. Contingent Consideration.

     "Contingent Consideration" shall have the meaning assigned to such term in
Section 2.06; provided, that in no event shall the Contingent Consideration be less than zero.

     Section 1.25. Continuing Subsidiary.

     "Continuing Subsidiary" shall mean any Subsidiary of the Company other than an Excluded Subsidiary.

     Section 1.26. Contracts.

     "Contracts" shall mean all contracts, agreements, leases, licenses and commitments, written or oral, to which the Company or any Continuing Subsidiary is a party or by which the Company, any Continuing Subsidiary or any of their respective properties are bound, including, without limitation, as a result of the dissolution or liquidation of an Excluded Subsidiary.

     Section 1.27. Cost of Goods Sold.

     "Cost of Goods Sold" shall mean the cost of an item of inventory being sold determined in accordance with Schedule 1.27 attached hereto.

     Section 1.28. Current Year Gross Profits of the Purchaser.

     "Current Year Gross Profits of the Purchaser" shall mean, for any fiscal year of the Purchaser in the Contingent Compensation Period, the actual Gross Profits of the Purchaser and its Affiliates for such fiscal year as determined herein.

     Section 1.29. Disposed Entity.

     "Disposed Entity" shall mean an entity or business disposed of in a Disposition.

     Section 1.30. Disposition.

     "Disposition" shall mean any transaction by which the Purchaser or any of its Affiliates disposes of, by any means, any entity or business from which it derived Revenues during the Baseline Contingent Compensation Period.

     Section 1.31. DOL.

     "DOL" shall mean the United States Department of Labor.

     Section 1.32. Environmental Laws.

     "Environmental Laws" shall mean the current common law and all current federal, state, local and foreign laws, regulations, rules, ordinances, directives and codes in effect as of the date hereof and as of the Closing Date relating to pollution or protection of human health, safety or the environment, including without limitation, laws and regulations relating to natural resource damages, Releases or threatened Releases of Hazardous Substances into the environment (including, without limitation, biota, ambient air, surface water, groundwater, sediments, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

     Section 1.33. ERISA.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     Section 1.34. ERISA Affiliate.

     "ERISA Affiliate" shall mean any entity that would be deemed a "single employer" with Biopop, the Company or any Continuing Subsidiary or Excluded Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

     Section 1.35. Exchange Act.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Section 1.36. Excluded Subsidiary.

     "Excluded Subsidiary" shall mean any Subsidiary of the Company immediately prior to the Restructuring that is not a Subsidiary of the Company immediately following the Restructuring.

     Section 1.37. GAAP.

     "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement.

     Section 1.38. Governmental Entity.

     "Governmental Entity" shall have the meaning assigned to such term in
Section 3.20.

     Section 1.39. Gross Profits.

     "Gross Profits" shall mean for any period the Revenues of an entity less the associated Cost of Goods Sold.

     Section 1.40. Gross Profits Percentage.

     "Gross Profits Percentage" shall mean, for any fiscal year, the percentage that is derived by dividing the Baseline Percentage Gross Profits of the Company by the Baseline Percentage Gross Profits as determined for such year.

     Section 1.41. Hazardous Substances.

     "Hazardous Substances" shall mean any petroleum, petroleum products, petroleum- derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead- based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, pesticides and any chemicals, materials or substances regulated under any Environmental Law, or defined as or included in the definition of "hazardous substances," "extremely hazardous substances," "hazardous materials," "hazardous wastes," "hazardous constituents," "toxic substances," "pollutants," "contaminants," or any similar denomination intended to classify or regulate such chemicals, materials or substances by reason of their toxicity, carcinogenicity, ignitability, corrosivity or reactivity or other characteristics under any Environmental Law.

     Section 1.42. Historical Financial Statements.

     "Historical Financial Statements" shall mean, collectively, the historical audited consolidated income statements, consolidated statements of cash flows and consolidated balance sheets of Biopop and its Subsidiaries or the predecessor company and its Subsidiaries (which do not give effect to the Restructuring or any plans for the Restructuring), as of December 31, 1995, December 29, 1996 and December 28, 1997, and for the periods then ending (the "Year-End Historical Financial Statements") and the historical unaudited consolidated income statements, consolidated statements of cash flows and consolidated balance sheets of Biopop and its Subsidiaries (which do not give effect to the Restructuring or any plans for the Restructuring) as of September 27, 1998 and for the periods then ended (the "Interim Historical Financial Statements").

     Section 1.43. HSR Act.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Section 1.44. Indemnitee and Indemnitor.

     "Indemnitee" and "Indemnitor" shall have the meanings assigned to such terms in Section 9.04.

     Section 1.45. Initial Baseline Gross Profits.

     "Initial Baseline Gross Profits" shall mean the sum of the Baseline Percentage Gross Profits of the Company and the Baseline Percentage Gross Profits of the Purchaser, without adjustment for any Acquisition or Disposition.

     Section 1.46. Initial Consideration.

     "Initial Consideration" for the Common Stock shall equal $65.0 million.

     Section 1.47. Intellectual Property.

     "Intellectual Property" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in- part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights, (g) all rights as a licensee or authorized user of the intellectual property of any third party and (h) all copies and tangible embodiments thereof (in whatever form or medium) used or held for use in the Business.

     Section 1.48. Inventory.

     "Inventory" shall mean all inventories of goods and supplies owned by the Company.

     Section 1.49. IRS.

     "IRS" shall mean the Internal Revenue Service.

     Section 1.50. Knowledge of the Sellers.

     "Knowledge of the Sellers" shall mean, with respect to a particular fact or other matter, as of the date hereof, the actual knowledge of New River or any of the following members of the senior management of the Company: Randal J. Kirk; George S. Zorich; James W. Short; Marcus E. Smith; Dixon D. Low; and Doit L. Koppler, II.

     Section 1.51. Law.

     "Law" shall mean any federal, state, local or other law or governmental requirement of any kind, domestic or foreign, and the rules, regulations and orders promulgated thereunder.

     Section 1.52. Liens.

     "Liens" shall mean any encumbrance, mortgage, charge, claim, restriction, pledge, security interest or imposition of any kind or nature.

     Section 1.53. Losses.

     "Losses" shall have the meaning assigned to such term in Section 9.02.

     Section 1.54. Material Adverse Effect.

     "Material Adverse Effect" shall mean any fact, event, change, circumstance or effect relating to or affecting the Company or any Continuing Subsidiary adversely that, individually or in the aggregate, has had or is reasonably likely to have an impact of $250,000 or greater on the financial condition, results of operations, business, assets or liabilities of the Company and the Continuing Subsidiaries, taken as a whole, or the ability of the Company or any Continuing Subsidiary or Excluded Subsidiary to consummate the transactions contemplated by the Restructuring or this Agreement.

     Section 1.55. Medical Reimbursement Plan.

     "Medical Reimbursement Plan" shall have the meaning assigned to such term in Section 3.20.

     Section 1.56. New Biopop Notes.

     "New Biopop Notes" shall mean the short-term, interest free, notes issued by New Biopop or any of its Affiliates to the Company in connection with the Restructuring in the amounts set forth on Schedule 1.56 attached hereto.

     Section 1.57. New Products Earn-Out.

     "New Products Earn-Out" shall mean $5,387,740 if payment is made on or prior to March 1, 2000, or such amount plus interest calculated at the rate of 6.66% per annum from March 1, 2000 until payment is made if payment is not made on or prior to such date.

     Section 1.58. Opinion of Purchaser's Counsel.

     "Opinion of Purchaser's Counsel" shall mean the opinion of Proskauer Rose LLP, counsel to Buyer, and, with respect to matters covered by Virginia law, local counsel to the Purchaser reasonably satisfactory to the Sellers, in each case in form and substance reasonably satisfactory to the Sellers.

     Section 1.59. Opinion of Sellers' Counsel.

     "Opinion of Sellers' Counsel" shall mean the opinion of Hunton & Williams, special counsel to New River and Biopop, and the opinion of counsel to Chiron, each in form and substance reasonably satisfactory to the Purchaser.

     Section 1.60. PBGC.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     Section 1.61. Permits.

     "Permits" shall mean all permits, licenses and governmental authorizations, registrations and approvals used or required as of the date hereof in the conduct of the Business, including, without limitation, those Permits listed on
Schedule 1.61 attached hereto.

     Section 1.62. Permitted Liens.

     "Permitted Liens" shall mean (i) liens for Taxes not yet due and payable,
(ii) covenants, conditions and restrictions of record, (iii) title defects that do not materially interfere with the existing use of the assets of the Company and do not materially and adversely affect the marketability or value thereof and (iv) those Liens and other matters affecting any of the Assets that are specifically listed on Schedule 1.62 attached hereto.

     Section 1.63. Plan.

     "Plan" shall mean (i) each "employee benefit plan" (as defined in Section 3(3) of ERISA, contributed to, maintained or sponsored by or on behalf of Biopop, the Company, a Continuing Subsidiary or Excluded Subsidiary or any ERISA Affiliate within the past six years, for the benefit of any present or former employee (or any dependent or beneficiary thereof), independent contractor, officer or director of the Company or a Continuing Subsidiary or any ERISA Affiliate within the past six years or with respect to which the Company or a Continuing Subsidiary has any liability or potential liability and (ii) each other retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, travel, hospitalization, medical, disability, life or other insurance, payroll practice, executive compensation, holiday, vacation, fringe benefit, post-retirement, change-in-control, retention or any other benefit policy, trust, understanding or arrangement of any kind, whether oral or written, insured or self insured, contributed to, maintained or sponsored by Biopop, the Company, a Continuing Subsidiary or Excluded Subsidiary or any ERISA Affiliate for the benefit of any present, retired or former employee (or any dependent or beneficiary thereof), independent contractor, officer or director of the Company or a Continuing Subsidiary or with respect to which the Company or a Continuing Subsidiary has any liability or potential liability. The preceding sentence to the contrary notwithstanding, the term "Plan" does not include any payroll practices on account of sick leave, vacation, holiday, shift differential or jury duty.

     Section 1.64. Preferred Stock.

     "Preferred Stock" shall mean all of the issued and outstanding Series A Preferred Stock, $.01 par value per share, of the Company, consisting of 13,800 shares owned of record and beneficially by Chiron, which shares will be converted into Common Stock immediately prior to and contingent upon the Closing.

     Section 1.65. Pro Forma Closing Balance Sheet.

     "Pro Forma Closing Balance Sheet" shall mean the pro forma unaudited consolidated balance sheet of the Company and the Continuing Subsidiaries, as adjusted for the Restructuring, in accordance with the notes thereto, prepared on the assumption that the Closing Date was September 27, 1998, which balance sheet is attached hereto as Schedule 1.65.

     Section 1.66. Pro Forma Income Statements.

     "Pro Forma Income Statements" shall mean, collectively, the pro forma unaudited consolidated income statements of the Company and the Continuing Subsidiaries for the years ended December 29, 1996 and December 28, 1997 as adjusted in accordance with the notes thereto (the "Year-End Pro Forma Income Statements"), and the pro forma unaudited consolidated income statement of the Company and the Continuing Subsidiaries as adjusted in accordance with the notes thereto for the period from December 29, 1997 to September 27, 1998 (the "Interim Pro Forma Income Statements"), all of which are attached hereto as
Schedule 1.66.

     Section 1.67. Purchase Price.

     "Purchase Price" will consist of the Initial Consideration and the Contingent Consideration.

     Section 1.68. Purchaser Claimant.

     "Purchaser Claimant" shall have the meaning assigned to such term in
Section 9.02.

     Section 1.69. Purchaser Covered Person.

     "Purchaser Covered Person" shall have the meaning assigned to such term in
Section 10.05(b).

     Section 1.70. Real Property.

     "Real Property" shall mean the real property owned or leased by the Company and the Continuing Subsidiaries, together with the improvements located thereon, including all appurtenant rights, claims and interests, all of such real property being listed on Schedule 1.70 attached hereto.

     Section 1.71. Release.

     "Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge or dispersal into the environment (including, without limitation, ambient air, surface water, groundwater, sediments and surface or subsurface strata).

     Section 1.72. Required Consents.

     "Required Consents" shall mean those consents, approvals and waivers related to certain notes, bonds, mortgages, indentures, licenses, contracts, agreements, leases or other instruments or obligations, written or oral, to which one or more of the Sellers, the Company or the Continuing Subsidiaries is a party, or to which one or more of their respective properties is subject, that are required in connection with the consummation of the transactions contemplated herein (including, without limitation, the Restructuring).

     Section 1.73. Restructuring.

     "Restructuring" shall mean the taking of the actions set forth on Schedule
1.73 attached hereto to restructure the Company in accordance with the terms set forth therein.

     Section 1.74. Revenues.

     "Revenues" shall mean net sales and related other income (which is net of associated direct expenses, including payment of administrative fees to non-Affiliate Group Purchasing Organizations, but not including selling, general and administrative or any other overhead expenses) in connection with the sale or promotion of human vaccines and other human injectables, in the United States and its territories and possessions, excluding dental anesthetics, Erythropoietin, USP, Calcitriol Injection, USP and any injectable saccharides of iron, determined in accordance with GAAP and consistent with the Historical Financial Statements for the year ended December 28, 1997, plus, to the extent not included in the associated Cost of Goods Sold, any and all rebates, cooperative advertising allowances, promotional fees, commissions and vendor fees and incentives, paid or due to be paid from any vendor of products from which Revenues may otherwise be derived. Revenues shall not include any income from the currently outstanding accounts receivable for Medeva Pharmaceuticals, Inc., King Pharmaceuticals, Inc. or Lotus (US) or from contract manufacturing of human vaccines or other injectables by the Purchaser or any of its Affiliates, to the extent of a normal manufacturing profit thereon in the case of any sales among the Purchaser and its Affiliates.

     Section 1.75. SEC.

     "SEC" shall mean the Securities and Exchange Commission.

     Section 1.76. SKU.

     "SKU" shall mean stock keeping units.

     Section 1.77. Securities Act.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     Section 1.78. Seller Claimant.

     "Seller Claimant" shall have the meaning assigned to such term in Section 9.02.

     Section 1.79. Seller Covered Person.

     "Seller Covered Person" shall have the meaning assigned to such term in
Section 10.05(a).

     Section 1.80. Seller Proportionate Interest.

     "Seller Proportionate Interest" shall mean as to Chiron 30% and as to New River 70%.

     Section 1.81. Subsidiaries.

     "Subsidiaries" shall mean each entity with respect to which another entity
(a) owns or otherwise controls, directly or indirectly, through one or more subsidiaries, partnerships, joint ventures or other business associations, shares or other ownership interests representing 50% or more of the votes eligible to be cast in the election of directors of each such entity or (b) owns a majority of the outstanding beneficial interests or a majority of the capital or profits.

     Section 1.82. Taxes.

     "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer, gains, recording, ad valorem, profits, employment, estimated severance, stamp, gift, value added or other taxes, fees and charges imposed by any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

     Section 1.83. Tax Returns.

     "Tax Return" shall mean any report, return, document, declaration or other document (including any attachment thereto) required to be filed with any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     Section 1.84. Threshold Gross Profits.

     "Threshold Gross Profits" shall mean, for purposes of determining the Contingent Consideration payable in any year during the Contingent Compensation Period, the greater of (i) the Baseline Percentage Gross Profits (as re-calculated annually as provided in Section 1.11) for such fiscal year and
(ii) the highest amount of any of the Current Year Gross Profits of the Purchaser for all preceding years in the Contingent Consideration Period (as re-calculated annually as hereinafter provided in this Section), as each such preceding year's amount of Current Year Gross Profits of the Purchaser may be (but only for purposes of this Section) (x) increased by, to the extent not already included in the Current Year Gross Profits of the Purchaser for such preceding year, the Gross Profits of each Acquired Entity (that did not subsequently become a Disposed Entity) for the same respective periods of the fiscal year of the Purchaser immediately preceding the year in which the Acquisition occurred as the Gross Profits of such Acquired Entity are included in the Current Year Gross Profits of the Purchaser for the year for which the calculation of Contingent Consideration is being made, and (y) decreased by the amount of Gross Profits of each Disposed Entity included in the Current Year Gross Profits of the Purchaser for the same respective periods in the fiscal year of the Purchaser immediately preceding the year in which the Disposition occurred as the Gross Profits of such Disposed Entity are not included in the Current Year Gross Profits of the Purchaser for the year for which the calculation of Contingent Consideration is being made. Notwithstanding any other provision herein, nothing in this Section shall operate to cause an inclusion of any Gross Profits of an Acquired Entity more than once in any single year.


                                   ARTICLE II
                                PURCHASE AND SALE

     Section 2.01. Commitment to Sell.

     Each of the Sellers hereby, severally and not jointly, agrees that at the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, it shall sell, transfer, assign, convey and deliver to the Purchaser, by assignment, stock power or other appropriate instrument, free and clear of all liens, claims, pledges or encumbrances, all of the Common Stock owned by such Seller.

     Section 2.02. Commitment to Purchase.

     The Purchaser hereby agrees that at the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, it shall purchase from the Sellers all of the Common Stock, and in full and final payment therefor the Purchaser shall deliver the Purchase Price to each of New River and Chiron in their respective Seller Proportionate Interest (a) by wire transfer of immediately available funds of the Initial Consideration, in accordance with the written disbursement instructions to be provided by each Seller to the Purchaser no less than two business days prior to Closing, and (b) by subsequent payment of the Contingent Consideration pursuant to Section 2.06; provided, that upon payment of the Initial Consideration the Purchaser shall have title to the Common Stock. All payments and deliveries at Closing shall be made into escrow to an escrow agent on or prior to the Closing and disbursed on the Closing Date in accordance with this Article II pursuant to an escrow agreement in a form reasonably acceptable to the parties hereto.

     Section 2.03. Payment of Chiron Debt.

     The Purchaser hereby agrees that at the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, it shall loan $12,217,535.47 (plus such additional interest as may accrue under the promissory note included in the Chiron Debt after December 15, 1998 pursuant to the terms thereof) to the Company, to be applied at the Closing to the payment in full of all outstanding Chiron Debt by wire transfer of immediately available funds, in accordance with the disbursement instructions described in Section 2.02, which payment shall be in addition to the Purchase Price pursuant to Section 2.02. Upon payment of the amount set forth above to Chiron and assuming the Closing is consummated, the Chiron Debt shall be satisfied in full, and the Company, the Continuing Subsidiaries and the Excluded Subsidiaries shall not have any further liabilities to Chiron with respect to the Chiron Debt or any other debt for borrowed money or advances.

     Section 2.04. Payment of New Biopop Notes.

     Upon payment of the Initial Consideration, New River shall cause an amount necessary to satisfy in full the outstanding balances of the New Biopop Notes to be paid to the Company at the Closing.

     Section 2.05. Deliveries at Closing.

     (a) By Sellers to the Purchaser. At the Closing, the Sellers shall deliver to the Purchaser the following items, each (where applicable) properly executed and dated as of the Closing Date and in form and substance reasonably satisfactory to the Purchaser: (i) the Opinion of Sellers' Counsel; (ii) executed resignations of those officers and directors of the Company and each of the Continuing Subsidiaries who have been designated by the Purchaser; (iii) a certificate of the Secretary of the Company; (iv) certificates satisfying the requirements of Section 1445(b)(2) of the Code, as to the non-foreign status of each of the Sellers; (v) certificates representing the Common Stock, together with duly executed stock powers therefor to convey the Common Stock to the Purchaser; and (vi) the other documents and instruments required pursuant to
Section 6.02 and not previously delivered.

     (b) By the Purchaser to Sellers. At the Closing, the Purchaser shall deliver to the Sellers the following items, each (where applicable) properly executed and dated as of the Closing Date and in form and substance reasonably satisfactory to the Sellers: (i) the Initial Consideration in accordance with
Section 2.02; (ii) the Opinion of Purchaser's Counsel; (iii) a certificate of the Secretary of the Purchaser and (iv) the other documents and instruments required pursuant to Section 6.03 and not previously delivered.

     (c) By the Purchaser to Chiron. At the Closing, the Purchaser shall deliver to the Company the proceeds of a loan that will be used for payment of the Chiron Debt, in accordance with Section 2.03, and the Company shall deliver such payment to Chiron.

     (d) By New Biopop to the Company. At the Closing, New Biopop shall deliver to the Company the payment for the New Biopop Notes, in accordance with Section 2.04.

     Section 2.06. Contingent Consideration.

     (a) Basis of Determination. In addition to the Initial Consideration payable pursuant to Section 2.05(b)(i), as additional consideration for the Common Stock and as an adjustment to the Purchase Price, the Purchaser shall pay to each of New River and Chiron in their respective Seller Proportionate Interest the following additional amounts:

     (i) the Gross Profits Percentage (as re-determined for fiscal year 1999) multiplied by the product of (x) 110% and (y) the amount by which the Current Year Gross Profits of the Purchaser for fiscal year 1999 exceed the Threshold Gross Profits for fiscal year 1998; provided that the amount payable pursuant to this clause (i) will not exceed $20.0 million;

     (ii) the Gross Profits Percentage (as re-determined for fiscal year 2000) multiplied by the product of (x) 110% and (y) the amount by which the Current Year Gross Profits of the Purchaser for fiscal year 2000 exceed the Threshold Gross Profits for fiscal year 1999; provided that the amount payable pursuant to this clause (ii) will not exceed $20.0 million;

     (iii) the Gross Profits Percentage (as re-determined for fiscal year 2001) multiplied by the product of (x) 110% and (y) the amount by which the Current Year Gross Profits of the Purchaser for fiscal year 2001 exceed the Threshold Gross Profits for fiscal year 2000; provided that the amount payable pursuant to this clause (iii) will not exceed $20.0 million;

     (iv) the Gross Profits Percentage (as re-determined for fiscal year 2002) multiplied by the product of (x) 110% and (y) the amount by which the Current Year Gross Profits of the Purchaser for fiscal year 2002 exceed the Threshold Gross Profits for fiscal year 2001; provided that the amount payable pursuant to this clause (iv) will not exceed $20.0 million; and

     (v) the Gross Profits Percentage (as re-determined for fiscal year 2003) multiplied by the product of (x) 110% and (y) the amount by which the Current Year Gross Profits of the Purchaser for fiscal year 2003 exceed the Threshold Gross Profits for fiscal year 2002; provided that the amount payable pursuant to this clause (v) will not exceed $20.0 million;

provided, however, that the aggregate Contingent Consideration paid pursuant to clauses (i), (ii), (iii), (iv) and (v) of this Section 2.06(a) shall not exceed $75.0 million.

     (b) Method of Determination. On or before March 15 of each of 2000, 2001 and 2002, 2003 and 2004, the Purchaser shall prepare and deliver to the Sellers a statement (showing in reasonable detail the calculations) of the Gross Profits Percentage, the Threshold Gross Profits and the Current Year Gross Profits of the Purchaser for the immediately preceding fiscal year and the amount of the Contingent Consideration payable in respect of such year, together with a certificate from the Purchaser's chief financial officer and a confirmation from BDO Seidman LLP or another nationally recognized independent accounting firm to the effect that such statements have been prepared and such amount computed in accordance with this Agreement including this Section 2.06 and Schedule 1.27. The Purchaser will make the work papers used in preparing the statements available to the Sellers and Arthur Andersen LLP or any other single firm of Sellers' choice at reasonable times and upon reasonable notice at any time from the date of delivery of such statements through the resolution of any objections with respect thereto. If either Seller shall have any objection to either of such statements, New River, as the Sellers' representative for this purpose (the "Sellers' Representative"), shall deliver to the Purchaser a written notice describing in detail its objection within 30 days after receiving such statements. If New River does not deliver such notice to the Purchaser within such 30-day period, the Purchaser's statement (showing in reasonable detail the calculations) of the Gross Profits Percentage, the Threshold Gross Profits and the Current Year Gross Profits of the Purchaser and the amount of Contingent Compensation then payable shall be final and binding. The Purchaser and the Sellers' Representative shall use their reasonable best efforts to resolve any such objections. If a final resolution of such objections is not achieved within 15 days after the Purchaser has received a notice of objections, the Purchaser and the Sellers' Representative will jointly select a nationally recognized independent accounting firm mutually acceptable to them to resolve any remaining objections. If the Purchaser and the Sellers' Representative are unable to agree on the choice of an accounting firm within seven days after the end of such 15-day period, they shall select a nationally recognized independent accounting firm by lot (after excluding BDO Seidman LLP, Arthur Andersen LLP, and KPMG Peat Marwick LLP or any other such other single firm as the Sellers' Representative may have chosen). The accounting firm so selected shall, upon a review of the statements and work papers presented by the Purchaser and New River's objections thereto, resolve in accordance with this Section 2.06 and Schedule 1.27 any such objections that have not been resolved by the Purchaser and the Sellers' Representative and shall communicate its resolution thereof to the Purchaser and the Sellers' Representative in writing as promptly as practicable after such firm's selection and in any event within 45 days of its selection. If any such unresolved objections are submitted to an accounting firm for resolution as provided above, the Purchaser shall pay 50% of the fees and expenses of such firm and the Sellers shall pay the other 50% thereof.

     (c) Time and Method of Payment. Upon delivery of the statements prepared by the Purchaser, the Purchaser shall pay the amount of Contingent Consideration calculated therein to each of New River and Chiron pro rata in accordance with their respective Seller Proportionate Interest. All payments required by this
Section 2.06 shall be made by wire transfer of immediately available funds as instructed in writing by New River and Chiron, as applicable, with respect to their allocated portions of such payment. If either Seller objects to such statement, then five days after resolution of the objections pursuant to Section 2.06(b) hereof (i) if the amounts determined to be due to the Sellers are in excess of the amounts paid to the Sellers upon delivery of the statements by the Purchaser, then the Purchaser shall pay the amounts of such excess to each of New River and Chiron pro rata in accordance with their respective Seller Proportionate Interest, or (ii) if the amounts determined to be due to the Sellers are less than the amounts paid to the Sellers upon delivery of the statements by the Purchaser, the Sellers shall pay, in accordance with their respective Seller Proportionate Interest, the amounts of such difference to the Purchaser; provided, that in no event shall either Seller be required to pay more to the Purchaser than the amount initially received by such Seller, respectively, from the Purchaser in connection with the disputed statements. Any amounts owed by either the Sellers or the Purchaser with respect to the previous sentence shall bear interest at the rate of 6.66% per annum from the date of the initial payment by the Purchaser to the Sellers upon the delivery of the statements until the date that is two days after the day that any such obligations are determined pursuant to Section 2.06(b) hereof (which shall be the date when payment of any such obligations is due). Any amounts owed pursuant to Sections 2.06 and 2.07 and not paid when due shall bear interest at a rate per annum equal to the prime rate of The Chase Manhattan Bank as then from time to time in effect plus 2% until paid.

     (d) ______ Covenants. The Purchaser covenants that it will not restructure its business or take any action after the Closing such that the intended result would be to reduce the Contingent Consideration or the amount of the New Product Earn-Out paid to the Sellers; provided, however, that the foregoing shall not be deemed to prohibit the Purchaser from effecting a Disposition. If after the Closing Date, (i) the Purchaser sells or otherwise disposes of all or substantially all of its business relating to the warehousing, marketing, selling and distributing of vaccines, biologicals, pharmaceuticals, medical supplies and other health care products and related services and all activities associated therewith or ancillary thereto (except for a transaction set forth in clause (ii) below), then the Purchaser shall pay to each of New River and Chiron pro rata in accordance with their respective Seller Proportionate Interest $75.0 million less the aggregate Contingent Consideration previously paid to the Sellers through the date of such sale or disposition, or (ii) the Purchaser is sold or sells substantially all of its business or assets to a third party (including by means of a merger, consolidation or other reorganization), then such third party shall be obligated to assume the obligations of the Purchaser pursuant to Sections 2.06 and 2.07, and such transaction shall be treated as if the Purchaser has acquired such third party for purposes of Section 1.09 and all Sections related thereto.

     Section 2.07. New Products Earn-Out.

     If Revenues of the Purchaser from sales of products identified by SKUs, which SKUs were not included in the product offerings of the Company or the Continuing Subsidiaries or the Purchaser or its Affiliates as of June 30, 1998, exceed either (i) $10,000,000 during fiscal year 2000 or (ii) $15,000,000 during the fiscal years 2000 and 2001 combined, the Purchaser shall pay to each of New River and Chiron pro rata in accordance with their respective Seller Proportionate Interest the New Products Earn-Out within 30 days following the end of the month during which such Revenues will have exceeded in the aggregate such amount set forth in either clause (i) or clause (ii) above. Upon reasonable notice, New River, as the representative of the Sellers, shall have the right to audit the Revenues of the Purchaser as they relate to the New Products Earn-Out but not more frequently than once in any fiscal year.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     New River represents and warrants to the Purchaser as to the matters set forth below other than the representations and warranties set forth in Sections 3.01(b), 3.02(b), 3.03(b) and 3.08(b), Chiron represents and warrants to the Purchaser solely as to the matters set forth below in Sections 3.01(b), 3.02(b), 3.03(b) and 3.08(b) and makes no other representations or warranties to the Purchaser, and neither New River nor Chiron makes any representation or warranty as to any matter for which the other party is making a representation or warranty:

     Section 3.01. Enforceability.

     (a) New River has full limited liability company power, legal right and capacity to execute and deliver this Agreement and all of the documents and instruments required hereby from New River, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and all of the other agreements or documents required hereby or in connection with the Restructuring from New River, the Company, the Continuing Subsidiaries or the Excluded Subsidiaries and the performance by New River, the Company, the Continuing Subsidiaries and the Excluded Subsidiaries of their respective obligations hereunder and thereunder (as applicable) have been duly authorized by all board of directors, stockholder, member, partner or other similar action on the part of New River, the Company, the Continuing Subsidiaries and the Excluded Subsidiaries and no further corporate, limited liability company, partnership or other similar action is required on the part of New River, the Company, the Continuing Subsidiaries or the Excluded Subsidiaries to consummate the transactions contemplated hereby or in connection with the Restructuring. This Agreement has been, and all of the other documents and instruments required hereby or in connection with the Restructuring to which New River, the Company, the Continuing Subsidiaries or the Excluded Subsidiaries are parties will be, duly and validly executed and delivered by each such party. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by the parties thereto, the valid and binding obligations of New River, the Company, the Continuing Subsidiaries and the Excluded Subsidiaries, as the case may be, that are parties thereto, enforceable against them in accordance with their respective terms.

     (b) Chiron has full corporate power, legal right and capacity to execute and deliver this Agreement and all of the documents and instruments required hereby from Chiron, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the performance by Chiron of its obligations hereunder have been duly authorized by all corporate or similar action on the part of Chiron other than the approval of this Agreement by the Board of Directors of Chiron and no further corporate or other similar action is required on the part of Chiron to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Chiron, subject to approval of the Chiron Board of Directors. Subject to the approval of the Board of Directors of Chiron, this Agreement is the valid and binding obligation of Chiron, enforceable against it in accordance with its terms.

     Section 3.02. Consents and Approvals; No Violation or Conflict by Sellers.

     (a) Except for any applicable filing requirements under the HSR Act, no notice to, filing or registration with, and no permit, authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by New River, Randal J. Kirk, Novartis A. G., the Company, the Continuing Subsidiaries or the Excluded Subsidiaries in connection with the execution and delivery of this Agreement or the other agreements or documents required in connection with the Restructuring or for the consummation by New River, the Company, the Continuing Subsidiaries and the Excluded Subsidiaries of the transactions contemplated hereby or in connection with the Restructuring. The execution, delivery and performance of this Agreement and the other agreements or documents required in connection with the Restructuring by New River, the Company, the Continuing Subsidiaries and the Excluded Subsidiaries (as applicable) and the consummation of the transactions contemplated hereby or in connection with the Restructuring do not and will not
(a) conflict with or violate any Law, judgment, order, writ, injunction or decree binding on New River, Randal J. Kirk, Novartis A. G., the Company, the Continuing Subsidiaries or the Excluded Subsidiaries or any of their respective properties or assets, (b) assuming that the Required Consents listed on Schedule
3.02 have been obtained, conflict with or result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any Lien or any right of termination, cancellation, modification or acceleration) or change of control under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, or any other material agreement to which New River, the Company, the Continuing Subsidiaries or the Excluded Subsidiaries is a party or by which New River, the Company, the Continuing Subsidiaries or the Excluded Subsidiaries or any of their respective properties or assets may be bound, including, without limitation, the Contracts listed on Schedule 3.12, or (c) conflict with or violate any of the provisions of the certificate of incorporation, bylaws or other organizational documents of New River. New River shall have no obligation to obtain, or to cause the Company, the Continuing Subsidiaries or the Excluded Subsidiaries to obtain, any Required Consents prior to or after the Closing, but will cooperate with the Purchaser in obtaining any such Required Consents listed on Schedule 3.02. Neither the Restructuring nor the consummation of the transactions contemplated hereby will cause New River to become insolvent or unable to pay or discharge its obligations as they become due or constitute a fraudulent conveyance or other violation of the rights of its creditors under applicable Law or leave it with inadequate capital to conduct its business and affairs.

     (b) Except for any applicable filing requirements under the HSR Act, no notice to, filing or registration with, and no permit, authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by Chiron in connection with the execution and delivery of this Agreement or the other agreements or documents required in connection the consummation by Chiron of the transactions contemplated hereby. Subject to receipt of the approval of the Chiron Board of Directors, the execution, delivery and performance of this Agreement and the other agreements or documents required in connection therewith and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any Law, judgment, order, writ, injunction or decree binding on Chiron or any of its properties or assets, (b) conflict with or result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any Lien or any right of termination, cancellation, modification or acceleration) or change of control under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, or any other material agreement to which Chiron is a party or by which Chiron or any of its properties or assets may be bound or
(c) conflict with or violate any of the provisions of the certificate of incorporation, bylaws or other organizational documents of Chiron.

     Section 3.03. Title to the Common Stock.

     (a) New River owns of record and beneficially good, valid and marketable title to the Common Stock owned by New River as set forth in Section 1.20, free and clear of any and all Liens, except as set forth on Schedule 3.03. Upon delivery of the Common Stock owned by New River to the Purchaser at the Closing and upon the Purchaser's payment of the Initial Consideration therefor, good and valid title to the Common Stock owned by New River, free and clear of all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, will pass to the Purchaser.

     (b) Chiron (as a result of the conversion of all of the outstanding shares of Preferred Stock) immediately prior to the Closing will own, of record and beneficially (and as of the date of this Agreement Chiron owns good and marketible title to the Preferred Stock owned by it) good, valid and marketable title to the Common Stock owned by Chiron as set forth in Section 1.20, free and clear of any and all Liens, except as set forth on Schedule 3.03. Upon delivery of the Common Stock owned by Chiron to the Purchaser at the Closing and upon the Purchaser's payment of the Initial Consideration therefor, good and valid title to the Common Stock owned by Chiron, free and clear of all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, will pass to the Purchaser.

     Section 3.04. Capitalization.

     The authorized equity capitalization of the Company consists of: 5,000,000 shares of common stock, $.001 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share. The Common Stock and the Preferred Stock represent all of the issued and outstanding capital stock of the Company, have been duly and validly issued and are fully paid and non-assessable. All of the Common Stock and Preferred Stock was offered and sold in compliance with all applicable federal and state securities laws and regulations. There are no outstanding or authorized options, warrants, purchase rights, conversion rights (except such rights of the Preferred Stock), exchange rights, or other contracts or commitments to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any capital stock of the Company, nor is the Company obligated or committed to issue any such option, warrant or other right. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of the Company, nor is the Company obligated or committed to issue any such rights.

     Section 3.05. Organization; Conduct of Business.

     Each of the Company and the Continuing Subsidiaries is a corporation or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and each has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and the Continuing Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 3.05 attached hereto is a true and complete list of all such jurisdictions for each of the Company and the Continuing Subsidiaries. The Sellers have delivered to the Purchaser true and complete copies of the certificate of incorporation, bylaws or other organizational documents of the Company and each Continuing Subsidiary. The Business is conducted only by the Company and the Continuing Subsidiaries.

     Section 3.06. Continuing Subsidiaries.

     The Continuing Subsidiaries listed on Schedule 3.06 constitute all of the Subsidiaries of the Company excluding the Excluded Subsidiaries listed on
Schedule 3.06. All of the issued and outstanding shares of capital stock or other equity interests of each Continuing Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. All of the issued and outstanding shares of capital stock of each Continuing Subsidiary are owned of record and beneficially by the Company or another Continuing Subsidiary, as set forth on Schedule 3.06 , free and clear of any and all restrictions on transfer (other than restrictions under federal and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands, except as set forth on Schedule 3.06. Except as set forth on Schedule 3.06, there are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, subscription rights or other contracts or commitments that could require the Company to sell, transfer or otherwise dispose of any capital stock of any of the Continuing Subsidiaries or that could require any Continuing Subsidiary to issue, sell or otherwise cause to become outstanding any of its own capital stock, and each of such rights and commitments will terminate on or before the Closing. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Continuing Subsidiary, nor is any Continuing Subsidiary obligated or committed to issue any such rights. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Continuing Subsidiary. Except for the shares of the Continuing Subsidiaries and the Excluded Subsidiaries, Biopop does not own any debt or equity investment in any person other than as provided on Schedule 3.06.

     Section 3.07. No Adverse Change.

     Except as set forth in Schedule 3.07, since December 28, 1997, there has not been: (a) any Material Adverse Effect; (b) any loss, damage or condemnation of any of the properties of the Company or any Continuing Subsidiary that, but for insurance or contractual indemnification or other similar rights, would have, individually or in the aggregate, a Material Adverse Effect; (c) any increase, other than in the ordinary course of business, in the rates of pay of any of the employees of the Company or any Continuing Subsidiary; (d) any material labor dispute or disturbance relating to the Company or any Continuing Subsidiary or the Business; (e) any borrowings or guarantees in excess of $50,000 in the aggregate by the Company or any Continuing Subsidiary other than in the ordinary course of business consistent with past practice; (f) any Lien made on any of the properties or Assets of the Company in excess of $50,000 in the aggregate, except for Permitted Liens; or (g) any sale, transfer or other disposition of Assets other than in the ordinary course of business consistent with past practice or as contemplated by this Agreement or the Restructuring.

     Section 3.08. No Litigation.

     (a) Except as listed in Schedule 3.08 attached hereto, there is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of the Sellers, proposed or threatened (a) against either New River, Biopop or any Continuing Subsidiary,
(b) relating to the Business or the Restructuring or the assets, properties or products of the Company or any Continuing Subsidiary or (c) that seeks restraint, prohibition, damages or other relief in connection with this Agreement, the Restructuring or the consummation of the transactions contemplated hereby or thereby.

     (b) Except as listed in Schedule 3.08 attached hereto, there is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the actual knowledge of Magnus Lundberg or Philip K. Moody (Chiron's designees to the Biopop Board of Directors), proposed or threatened against Chiron (to the extent relating to the Business, Biopop, any Continuing Subsidiary or the Preferred Stock).

     Section 3.09. Title to and Sufficiency of Assets.

     The Company and the Continuing Subsidiaries own good and marketable title to the Assets (or, with respect to Assets held pursuant to leases or licenses, valid and current leasehold interests in or licenses to the Assets), free and clear of any and all Liens, except Permitted Liens. Except as set forth on
Schedule 3.09, the Assets include all tangible and intangible assets, contracts and rights necessary or required for, or used in, the operation of the Business as currently conducted or reflected on the Pro Forma Closing Balance Sheet (excluding Assets acquired or sold or otherwise disposed of in the ordinary course of the Business after September 27, 1998). Except as set forth on
Schedule 3.09, there are no Assets or Real Property used in the operation of the Business and owned by any person other than the Company or a Continuing Subsidiary that will not be leased or licensed to the Company, the Continuing Subsidiaries or the Purchaser under valid, current leases or license arrangements. Except as set forth on Schedule 3.09, the Assets are in good repair and operating condition (subject to normal wear and tear) and, to the Knowledge of the Sellers, there are no facts or conditions affecting the Assets or Real Property which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

     Section 3.10. Inventory.

     Except to the extent of the reserves therefor reflected on the books and records of the Company and the Continuing Subsidiaries: (i) all inventory of the Company and the Continuing Subsidiaries is of merchantable quality and is usable and salable by the Company and the Continuing Subsidiaries and in accordance with historical sales practices in the ordinary course of the Business; and (ii) such inventory does not include any items which are obsolete, damaged, excessive, below standard quality or slow moving (i.e., items that are for discontinued or expected to be discontinued product lines, or items in respect of which reserves should have been taken in accordance with GAAP).

     Section 3.11. Books and Records.

     The books and records of the Company and the Continuing Subsidiaries are complete and correct in all material respects and the Company has made available to the Purchaser for examination the originals or true and correct copies of all documents material to the Business as conducted prior to the Closing and all other documents which the Purchaser has reasonably requested in connection with the transactions contemplated by this Agreement.

     Section 3.12. Contracts.

     Schedule 3.12 attached hereto is a true and complete list of all of the Contracts that constitute: (a) a lease of any interest in any real property; (b) a lease of any personal property with aggregate annual rental payments in excess of $50,000; (c) an agreement to purchase or sell a capital asset for a price in excess of $50,000; (d) an agreement relating to the borrowing or lending of money in excess of $50,000; (e) a guaranty, contribution agreement or other agreement that includes any indemnification, contribution or support obligation (contingent or otherwise) in excess of $50,000; (f) an agreement limiting in any respect the Company's or any Continuing Subsidiary's ability to compete in any line of business or with any person or to conduct the Business; (g) any other agreement involving (contingent or otherwise) an amount over its term in excess of $50,000 (other than purchase orders for inventory in the ordinary course of the Business); and (h) any other material licenses (including, without limitation, any material software license), co-development, marketing, distribution or joint venture agreement which agreement has an aggregate cost or value of $50,000 or more to the Company and its Continuing Subsidiaries. The Company has delivered to the Purchaser true and complete copies, or, in the case of oral agreements, accurate summaries of the terms thereof, of each Contract listed on Schedule 3.12. Except for the Contracts listed on Schedule 3.12, there is no material oral or written note, bond, mortgage, indenture, license, contract, lease, agreement or other instrument or obligation to which the Company or any of the Continuing Subsidiaries is a party or by which any of their respective properties are bound or that otherwise relates to the Business. All of the Contracts listed on Schedule 3.12 are valid and in full force and effect, and consummation of the transactions contemplated by this Agreement (including, without limitation, the Restructuring) will not cause such Contracts to cease to be in full force and effect. Except as described on Schedule 3.12, each of the Company and the Continuing Subsidiaries has performed and, to the Knowledge of the Sellers, every other party has performed, each material term, covenant and condition of each Contract listed on Schedule 3.12 that is to be performed by any of them at or before the date hereof and is not in material default under any such Contract. Except as described on Schedule 3.12, no event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a breach or default in any material respect by the Company or any Continuing Subsidiary or, to the Knowledge of the Sellers, any other party under any material Contract, and, to the Knowledge of the Sellers, no party to any material Contract intends to cancel, terminate or exercise any option under any such Contract.

     Section 3.13. Accounts Receivable.

     Schedule 3.13 contains a complete and accurate summary aging of all of the accounts receivable of the Company and the Continuing Subsidiaries set forth on the books and records of the Company and the Continuing Subsidiaries as of September 27, 1998, and a complete and accurate aging of all such accounts receivable, on a line item basis, with respect to the 50 largest accounts, without providing the identity of such accounts. Except as set forth on Schedule 3.13, all of the accounts receivable of the Company and the Continuing
Subsidiaries: (i) represent sales actually made in the ordinary course of the Business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) constitute valid claims, (iii) to the Knowledge of the Sellers, are collectible in full within the longer of 90 days of the date they were created or the payment terms given with respect to such account at the aggregate recorded amounts thereof net of the reserve therefor without right of recourse, defense, deduction, return of goods, counterclaim or offset, and (iv) have not been extended or rolled over in order to make them current.

     Section 3.14. Intellectual Property.

     (a) ______ Except as set forth on Schedule 3.14, the Company and the Continuing Subsidiaries are (or, in the case of the Continuing Subsidiaries, will be following the Restructuring) the sole and exclusive owners of, or have a valid license to use, all the Intellectual Property, free and clear of all Liens, except Permitted Liens and the Intellectual Property constitutes all of the Intellectual Property necessary for the conduct of the Business. Schedule
3.14 contains a complete and accurate list of all patents, patent applications, proprietary software, copyright registrations, trademarks, trade names, service marks and registrations for and applications for registration of the foregoing included in the Intellectual Property.

     (b) ______ All grants, registrations and applications included in the Intellectual Property (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no grant, registration or license therefor is the subject of any legal or governmental proceeding before any registration authority in any jurisdiction.

     (c) ______ Neither the Company nor New River have any notice that any third party is engaging in conduct which conflicts with or infringes in any way any Intellectual Property. The conduct of the Business (including, without limitation, the use of the Intellectual Property) as currently conducted does not conflict with or infringe (and the conduct of business by Biopop and its Subsidiaries prior to the Closing has not and will not conflict with or infringe) in any way any proprietary right of any third party in a way that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect, and, except as set forth on Schedule 3.14, there is no claim, suit, action or proceeding pending or, to the Knowledge of the Sellers, threatened against Biopop, any Subsidiary of Biopop, or either Seller (i) alleging any such conflict or infringement with any third party's proprietary rights, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

     Section 3.15. Historical Financial Statements.

     The Year-End Historical Financial Statements (including any related notes and schedules) have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, except as disclosed in the notes thereto, and fairly present in all material respects the consolidated financial position of Biopop and its Subsidiaries or the predecessor company to Biopop and its Subsidiaries as of the dates thereof and the results of operations and cash flows of Biopop and its Subsidiaries or the predecessor company to Biopop and its Subsidiaries for the periods then ended. The Interim Historical Financial Statements (including any related notes and schedules) were prepared in accordance with GAAP applied on a consistent basis, subject to normal year-end closing adjustments in accordance with past practice and the lack of full footnote presentations and fairly present in all material respects the consolidated financial position of Biopop and its Subsidiaries or the predecessor company to Biopop and its Subsidiaries as of the date thereof and the results of operations and cash flows of Biopop and its Subsidiaries or the predecessor company to Biopop and its Subsidiaries for the period then ended, subject to such closing adjustments as described in this sentence. Except as disclosed in the notes to the Historical Financial Statements or Schedule 3.15, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Company and the Subsidiaries since January 1, 1995.

     Section 3.16. Pro Forma Closing Balance Sheet; No Liabilities.

     The Pro Forma Closing Balance Sheet was derived from the consolidated balance sheet contained in the Historical Financial Statements. To the Knowledge of the Sellers, no adjustments (other than the adjustments described in the notes to the Pro Forma Closing Balance Sheet) are necessary to convert the consolidated balance sheet contained in the Historical Financial Statements to a balance sheet that would fairly represent the consolidated balance sheet of the Company and the Continuing Subsidiaries, assuming that the Closing Date was September 27, 1998. Except for any liability or obligation arising under Contracts disclosed on Schedule 3.12 or any Contracts not required to be disclosed thereon (no liability or obligation of which arises out of any material breach or material default under such Contracts), none of the Company or any of the Continuing Subsidiaries had at September 27, 1998, or has incurred since that date, any liabilities or obligations (whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise due or to become due) of any nature other than liabilities, obligations or contingencies (i) which were accrued or reserved against on the Pro Forma Closing Balance Sheet, (ii) which were incurred after September 27, 1998 in the ordinary course of business consistent with past practices, or (iii) that would not have, individually or in the aggregate, a Material Adverse Effect. The Sellers make no representations as to the compliance of the Pro Forma Closing Balance Sheet with GAAP.

     Section 3.17. Pro Forma Income Statements.

     The Pro Forma Income Statements were derived from the consolidated income statements contained in the Historical Financial Statements. To the Knowledge of the Sellers, no adjustments (other than the adjustments described in the notes to the Pro Forma Income Statements) are necessary to convert the Historical

Income Statements to income statements that would fairly represent the consolidated income statements of the Company and the Continuing Subsidiaries taking into consideration all assumptions as described in Schedule 1.66. The expenses eliminated in the pro forma adjustments presented in the Pro Forma Income Statements do not represent expenses that the Purchaser would be required to incur, in whole or in part, in order to operate the Business after the Closing Date in substantially the same manner as the Business was operated prior to the Closing Date. The Sellers make no representation as to the compliance of the Pro Forma Income Statements with GAAP.

     Section 3.18. Insurance.

     All properties and operations of the Company and the Continuing Subsidiaries (including, without limitation, the Business) are insured for their respective benefits, in amounts as set forth on Schedule 3.18. Such operations are conducted under valid and enforceable policies issued by insurers of recognized responsibility. All such policies are set forth on Schedule 3.18 attached hereto including on such schedule the type of coverage, the persons insured, the insurer, the current premiums, the expiration date and the amount of coverage for each such policy.

     Section 3.19. Employee Benefit Plans.

     (a) ______ Attached hereto as Schedule 3.19 is a true and complete list of each Plan. Schedule 3.19 identifies (i) each Plan that is a "pension plan" (as defined in Section 3(2) of ERISA) (the "Pension Plans"), and denotes those Pension Plans intended to be qualified under Section 401(a) of the Code (the "Qualified Plans") and (ii) each Plan that is a "welfare plan" (as defined in
Section 3(1) of ERISA) (the "Welfare Plans"). True and correct copies of each Plan and related documents including, but not limited to, the most recent determination letter received from the IRS, the most recent application for determination letter submitted to the IRS, summary plan descriptions, and the three most recent annual reports have been delivered to the Purchaser. The Special Performance Unit has been terminated and none of Biopop, the Company, any Continuing Subsidiary or Excluded Subsidiary has any further liability with respect thereto.

     (b) ______ To the Knowledge of the Sellers, each Qualified Plan complies in all material respects with applicable Law as of the date hereof, and the IRS has issued favorable determination letters to the effect that the form of Qualified Plans (or predecessor plans) satisfy the requirements of Section 401(a) and related Sections of the Code. To the Knowledge of the Sellers, there are no and there are not expected to be any facts or circumstances that could reasonably be expected to jeopardize or adversely affect the qualification under Section 401(a) of the Code of any Qualified Plan.

     (c) ______ As of the Closing Date, full payment will be made to each Plan of all contributions that are required under the terms thereof or any collective bargaining agreement or other agreement or by Law (including, without limitation, all contributions, insurance premiums or intercompany charges) and under ERISA or the Code to be made on or prior to the Closing Date or provided for by Biopop as applicable by full accruals on its financial statements with regard to amounts that have been fixed but are not required to be paid as of the Closing Date

     (d) ______ Each Plan has been at all times administered in accordance with its terms. In addition, each Plan complies in all material respects, and has been at all times administered in all material respects in accordance with, any applicable provisions of ERISA and the Code and the rulings and regulations promulgated thereunder (including the continuation coverage requirements of group health plans under Code Section 4980B(f) and Section 602 of ERISA), and all other applicable Laws. No suit, claim, arbitration or complaints to or by any person or governmental authority have been filed or, to the Knowledge of the Sellers, are contemplated or threatened, against any Plan, any trustee or fiduciaries thereof, Biopop, the Company, any Continuing Subsidiary or any Excluded Subsidiary, any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of any Plan.

     (e) ______ None of Biopop, the Company, any Continuing Subsidiary or any Excluded Subsidiary or any ERISA Affiliate has received a notice of, or incurred, any withdrawal liability with respect to any "multiemployer plan" (as defined in Section 3(37) and 4001(a)(3) of ERISA). None of Biopop, the Company, any Continuing Subsidiary, any Excluded Subsidiary or any ERISA Affiliate has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way directly or indirectly has any liability with respect to any "multiemployer plan" (as defined in Section 3(37) and 4001(a)(3) of ERISA).

     (f) ______ None of Biopop, the Company, any Continuing Subsidiary, any Excluded Subsidiary or any ERISA Affiliate has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way directly or indirectly has any liability with respect to any "defined benefit plan" (as defined in Section 414 of the Code and Section 3(35) of ERISA), any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

     (g) ______ None of Biopop, the Company, any Continuing Subsidiary, any Excluded Subsidiary or any ERISA Affiliate has incurred any material liability with respect to any Welfare Plan or for "welfare benefits" (as defined in Section 419 of the Code) including, without limitation, any liability for tax under Section 5000 of the Code that is not fully reflected in the Financial Statements.

     (h) ______ No "prohibited transaction," within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to any Plan (and the consummation of the transaction contemplated by this Agreement will not constitute or directly or indirectly result in such a prohibited transaction).

     (i) ______ Biopop, the Company, each Continuing Subsidiary, each Excluded Subsidiary, each ERISA Affiliate, each Plan, and each "plan sponsor" (within the meaning of Section 3(16) of ERISA) of each "welfare benefit plan" (within the meaning of Section 3(1) of ERISA) has complied in all material respects with the requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA.

     (j) ______ With respect to each Plan that is funded mostly or partially through an insurance policy, none of Biopop, the Company, any Continuing Subsidiary or any ERISA

Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing.

     (k) ______ The consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting (other than a partial termination and vesting of affected employee's accounts in the General Injectables & Vaccines, Inc. 401(k) Plan) or increase the amount of compensation or benefits due to any employee, director, shareholder or beneficiary of the Company or a Continuing Subsidiary (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. No amounts payable under any Plan or otherwise payable by the Company or any Continuing Subsidiary as a result of this Agreement or the Restructuring will fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code. None of Biopop, the Company, any Continuing Subsidiary or any ERISA Affiliate maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee. None of Biopop, the Company, any Continuing Subsidiary, any ERISA Affiliate, or any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing Plan. No event, condition or circumstance exists that could result in an increase of the benefits provided under any Plan or the expense of maintaining any Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Closing. None of Biopop, the Company, any Continuing Subsidiary or any ERISA Affiliate has any unfunded liabilities pursuant to any Plan that is not intended to be qualified under Section 401(a) of the Code. No event, condition, or circumstance exists that would prevent the amendment or termination of any Plan.

     Section 3.20. Compliance with Applicable Law.

     Except as set forth in Schedule 3.20:

     (a) ______ (i) The Company (which, for purposes of this Section 3.20, is defined to include Biopop and the Continuing Subsidiaries) holds, and is in compliance in all material respects with the terms of all of the Permits, (ii) no fact exists or event has occurred, and no action or proceeding is pending or, to the Knowledge of the Sellers, threatened, that has a reasonable possibility of resulting in a revocation, non-renewal, termination, suspension or other impairment of any Permits, (iii) the Business is not being conducted (and has not been conducted) in violation of any applicable Law, and (iv) no investigation or review by any federal, state, local or foreign legislature, court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority (a "Governmental Entity") with respect to the Company, any Continuing Subsidiary or the Business is pending or, to the Knowledge of the Sellers, threatened and (b) no Governmental Entity has indicated to the Company or either Seller an intention to conduct such investigation or review.

     (b) ______ Neither the Company, New River, nor any of their respective officers, directors or employees, has had or may reasonably be expected to have:
(i) criminal culpability with respect to, or has been or may reasonably be expected to be excluded from participation in, the Medicare, Medicaid or CHAMPUS programs or any other health care program or excluded from receiving payment from any third-party payor (each such program and payor, a "Medical Reimbursement Program") for its or his corporate or individual actions or failure to act, or (ii) individual culpability for matters under investigation by the Office of the Inspector General of the United States Department of Health and Human Services or other Governmental Entity relating to or in connection with any Medical Reimbursement Program or any Law relating to healthcare.

     (c) ______ Neither the Company, New River, nor any of their respective officers, directors or employees has ever been charged with or, to the Knowledge of the Sellers, investigated for committing any violation of any state or federal statute or regulation involving fraudulent and abusive practices relating to its or his participation in any Medical Reimbursement Program, including but not limited to fraudulent billing practices. The Company has properly and legally billed all intermediaries and third party payors for services rendered under any Medical Reimbursement Program and has maintained its records to reflect such billing practices. Other than in the ordinary course of business, no funds are now or will be withheld by any Medicare intermediary or third party payor. Neither the Company, New River or their respective Affiliates, any of their respective officers, directors or employees has engaged in any of the following: (i) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (x) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Medical Reimbursement Program, or (y) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by any Medical Reimbursement Program; or (ii) billing a patient in violation of any federal or state Law that prohibits referrals for certain services by physicians or providers that have a financial interest in the entity receiving referrals.

     Section 3.21. Transactions With Affiliates.

     Except as set forth on Schedule 3.21, neither Biopop, any Continuing Subsidiary nor any Excluded Subsidiary has, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired within two years prior to the date hereof any property or assets or obtained any services from, or sold, leased or otherwise disposed of any property or assets or provided any services to (except for transactions involving less than $100,000 in the aggregate) any officer, employee or Affiliate of the Company, any Continuing Subsidiary or any Excluded Subsidiary (excluding transfers between any of the Company, any Continuing Subsidiary or any Excluded Subsidiary) other than compensation paid as salary or bonus.

     Section 3.22. Fees and Expenses of Brokers and Others.

     Other than Bear, Stearns & Co., Inc. (whose fees and expenses shall be paid by the Company as provided for in the letter agreement between the Company and Bear, Stearns & Co. Inc. dated January 23, 1998 as amended by the letter dated December 3, 1998, copies of which have been provided to the Purchaser), neither of the Sellers nor Biopop nor any of their respective Affiliates has employed, nor is subject to the valid claim of, any broker, finder, investment banker, consultant, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement or who might be entitled to a fee or commission in connection with this Agreement or the transactions contemplated hereby.

     Section 3.23. Tax Matters.

     Except as set forth in Schedule 3.23 attached hereto:

     (a) ______ Biopop has filed or caused to be filed all Tax Returns required to have been filed by or for it or any Subsidiary; none of those Tax Returns has been the subject of an audit or examination by any tax authority nor, to the Knowledge of the Sellers, has been noticed for such audit or examination. Neither Biopop, any Subsidiary, nor either Seller has received written notice from a taxing authority in a jurisdiction where Biopop does not file Tax Returns that Biopop, any Subsidiary, or the Business is or may be subject to taxation by that jurisdiction. All of those Tax Returns are true, correct and complete in all material respects.

     (b) ______ Biopop has paid or made adequate provision for all Taxes that have become due pursuant to those Tax Returns or pursuant to any assessment or adjustment made with respect thereto. All deficiencies assessed as a result of any audit or examination of any of those Tax Returns by federal, state, local or foreign tax authorities have been paid or reserved on the financial statements of Biopop in accordance with GAAP consistently applied. There are no ongoing proposed tax assessments, suits, actions, claims, investigations or inquiries by any tax authority with respect to the Company or any Subsidiary.

     (c) ______ Neither Biopop or any Subsidiary has granted (and is not subject to) any waiver of the period of limitations for the assessment of Taxes for any currently open taxable period, and no unpaid Tax deficiency has been asserted against or with respect to the Company or any Subsidiary by a taxing authority.

     (d) ______ All amounts required to be collected or withheld by Biopop and each of its Subsidiaries with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted on or prior to the Closing Date to any taxing authority have been duly remitted.

     (e) ______ There are no tax rulings, requests for rulings, closing agreements or changes of accounting method relating to Biopop or any of its Subsidiaries that could materially affect its liability for Taxes for any period after the Closing Date and none of Biopop or any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to a prior taxable period that was not recognized in that prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state or local or foreign Tax Law.

     (f) ______ As of December 28, 1997, no excess loss account (within the meaning of Treasury Regulations section 1.1502-19) exists with respect to any Subsidiary of Biopop, and, to the Knowledge of the Sellers, neither the Company nor any of its Subsidiaries has any material deferred gain or loss (i) arising from deferred intercompany transactions (within the meaning of Treasury Regulations section 1.1502-13), or (ii) with respect to the stock or obligations of any other member of the Company's affiliated group (as described in Treasury Regulations section 1.1502-14).

     (g) ______ Neither the Company nor any of its Subsidiaries has filed a consent under section 341(f) of the Code or any comparable provision of a state revenue statute.

     (h) ______ Any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its Subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulations section 1.280G-1) would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in section 280G(b)(1) of the Code).

     (i) ______ The Company has filed a consolidated Return for federal income Tax purposes on behalf of itself and other members of the affiliated group (within the meaning of section 1504 of the Code) of which it is the parent corporation since at least the date on which it was incorporated.

     (j) ______ There are no Tax sharing agreements to which the Company or any of its Subsidiaries is a party.

     Section 3.24. Environmental Matters.

     Except as set forth on Schedule 3.24, (i) the Company and the Continuing Subsidiaries are in material compliance with all applicable Environmental Laws;
(ii) the Company and the Continuing Subsidiaries have all Permits required by the Environmental Laws necessary for the operation of the businesses of the Company and the use of the Assets, taken as a whole, as currently being conducted, and is in compliance with all such Permits; (iii) there has been no Release or threatened Release of Hazardous Substances at or shipment of Hazardous Substances from the Real Property or from current or previously owned or operated real property that would result in liability under the Environmental Laws or that required or with the passage of time is likely to require reporting to any governmental regulatory agency or entity; (iv) no Hazardous Substances or underground or above-ground storage tank is contained in or located at, in, on or under any Real Property owned by the Company or the Continuing Subsidiaries, except for such Hazardous Substances as are used, stored or maintained in the ordinary course of the Business and in full compliance with applicable Environmental Laws; (v) neither the Company nor any of the Continuing Subsidiaries has received notice of any actual or threatened civil, criminal or administrative suit, claim, action, proceeding or investigation related to the

Company, the Business or the Real Property or any currently or previously owned or operated real property arising under any Environmental Laws; (vi) none of the Real Property, nor any currently or previously owned or operated real property, is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., or any similar inventory of sites requiring investigation, monitoring or remediation that is maintained by any state or locality; (vii) neither the Company nor any Continuing Subsidiary will by virtue of the Restructuring contractually or otherwise assume or succeed to, and, to the Knowledge of the Sellers, neither the Company nor any Continuing Subsidiary has otherwise contractually or otherwise assumed or succeeded to, any environmental liabilities of any predecessors or any other person or entity;
(viii) none of the items set forth on Schedule 3.24 are reasonably to be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ix) the Company and the Sellers have provided to Purchaser all environmental reports, assessments, audits, studies, investigation, data, environmental permits and other material written environmental information respectively in their custody, possession or control concerning the Real Property or any currently or previously owned or operated real property, the Assets and the Business. This Section 3.24 shall be the only representation and warranty by the Sellers with respect to environmental matters.

     Section 3.25. Orders and Commitments.

     Except as set forth in Schedule 3.25 attached hereto, all accepted and unfulfilled orders for the sale of products and the performance of services entered into by the Company or any Continuing Subsidiary and all outstanding contracts or commitments for the purchase of supplies, materials and services used or to be used in the Business were made in bona fide transactions in the ordinary course of the Business consistent with past practice.

     Section 3.26. Labor Matters.

     Neither Biopop, any Continuing Subsidiary nor any Excluded Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union or labor organization. There has not occurred or, to the Knowledge of the Sellers, been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed by Biopop, any Continuing Subsidiary or any Excluded Subsidiary. Except as set forth on Schedule 3.26, as of the date hereof, there is no suit, claim, action, charge, proceeding or investigation pending or, to the Knowledge of the Sellers, threatened between Biopop, any Continuing Subsidiary or Excluded Subsidiary and any of their respective employees, and, to the Knowledge of the Sellers, as of the date hereof, there are no organizational efforts presently being made involving any of the employees of Biopop, any Continuing Subsidiary or Excluded Subsidiary. Except as set forth on Schedule 3.26, Biopop, the Continuing Subsidiaries and the Excluded Subsidiaries have complied in all material respects with all Laws relating to the employment of employees, including without limitation, all such laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination, worker health and safety or other similar employment practices or acts, wages, hours, collective bargaining, and the payment of social security and similar Taxes, and, as of the date hereof, no person has, to the Knowledge of the Sellers, asserted that Biopop, any

Continuing Subsidiary or Excluded Subsidiary is liable in any material amount for failure to comply with any of the foregoing.

     Section 3.27. Bank Accounts; Powers of Attorney.

     Schedule 3.27 sets forth (i) the name of each bank in which the Company or any Continuing Subsidiary has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from the Company or any Continuing Subsidiary and a summary statement of the terms thereof.

     Section 3.28. Customers and Suppliers.

     (a) ______ Schedule 3.28(a) hereto sets forth a list of the Company's and the Continuing Subsidiaries' 50 largest customers without providing the identity of such customers in order of dollar volumes of sales for each of its last two fiscal years and for the period from the end of the last fiscal year through September 27, 1998, showing the approximate total sales in dollars by the Company and each Continuing Subsidiary to each such customer during each such period.

     (b) ______ Schedule 3.28(b) hereto sets forth a list of the 25 largest suppliers of the Company and the Continuing Subsidiaries in order of dollar volume of purchases for each of the last two fiscal years and for the period from the end of the last fiscal year through September 27, 1998, showing the approximate total purchases in dollars by the Company and each Continuing Subsidiary from each such supplier during each such period.

     (c) ______ Except as set forth on Schedule 3.28(c): (i) neither the Company nor any Continuing Subsidiary is engaged in any disputes with customers or suppliers except for minor returns, bill adjustments and similar disputes in the ordinary course of the Business not exceeding $2,500 with respect to any single return, bill adjustment or similar dispute or $50,000 in the aggregate, and (ii) there has not been any adverse change, and there are no facts known to the Company or the Sellers which may reasonably be expected to indicate that any material adverse change may occur, in the business relationship of the Company or any of its Continuing Subsidiaries with any customer or supplier named on
Schedule 3.28(a) or Schedule 3.28(b). To the Knowledge of the Sellers, none of the customers or suppliers named on Schedule 3.28(a) or Schedule 3.28(b) is considering termination, non-renewal or any adverse modification of its arrangements with the Company or any of its Continuing Subsidiaries, and the consummation of the transactions contemplated by this Agreement will not, to the Knowledge of the Sellers, have any material adverse effect on the Company's relationship with any of such suppliers or customers. To the Knowledge of the Sellers, no customer has a present intent to return products to the Company or any Continuing Subsidiary, (i) the value of which would be material to the Company and its Continuing Subsidiaries, and (ii) that the Company or its Continuing Subsidiaries, as the case may be, would not be entitled to return to the supplier or manufacturer in exchange for substantially the original invoice cost to the Company or the Continuing Subsidiary, as the case may be.

     (d) ______ Schedule 3.28(d) hereto sets forth a complete and accurate summary aging of all accounts payable of the Company and its Continuing Subsidiaries as of September 27, 1998.

     Section 3.29. Real and Personal Property.

     Schedule 1.70 contains a complete and correct list of all Real Property (including buildings and structures) that will be owned or leased by the Company or any Continuing Subsidiary as of the Closing Date and all interests therein (including a brief description of the property, the record title holder, the location and the improvements thereon). All such Real Property and the equipment therein, and the operations and maintenance thereof, comply in all material respects with all applicable agreements and restrictive covenants and conform in all material respects to all applicable Laws, including those relating to health and safety, land use and zoning. No condemnation or other providing is pending or, to the Knowledge of Sellers, threatened that would materially adversely affect the use of any such property by the Company or any Continuing Subsidiary. The Company has delivered a complete and correct list and brief description of all equipment, machinery, computers, furniture, leasehold improvements, vehicles and other personal property (other than Inventory) owned by the Company or any of the Continuing Subsidiaries showing the net book value of such assets in accordance with the Company's capitalization practices and all interests therein as of September 27, 1998. The Company's and the Continuing Subsidiaries' buildings and other structures, equipment and other physical assets (whether leased or owned) are in good operating condition and repair, subject to ordinary wear and tear.

     Section 3.30. Year 2000.

     Any reprogramming required to permit the Company and the Continuing Subsidiaries to conduct their respective businesses without Material Adverse Effect to the Company and the Continuing Subsidiaries taken as a whole, through the proper functioning, in and following the Year 2000, of (i) the Company's and the Continuing Subsidiaries' internal core computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by third parties or with which the Company's or the Continuing Subsidiaries' internal core computer systems interface) and the testing of all such systems and equipment, as so reprogrammed were planned to have been completed by July 1, 1999 if the transactions contemplated by this Agreement were not consummated. Assuming that the reprogramming in the preceding sentence as may be necessary is completed by the Purchaser pursuant to the Company's and the Continuing Subsidiaries' current plan prior to July 1, 1999, the internal core computer and management information systems of the Company and the Continuing Subsidiaries are expected to be sufficient to permit the Company and the Continuing Subsidiaries to conduct their respective businesses without Material Adverse Effect to the Company and the Continuing Subsidiaries, taken as a whole. To the Knowledge of the Sellers, the cost to the Company and the Continuing Subsidiaries of such reprogramming and testing to the Company and the Continuing Subsidiaries (excluding the failure of systems or equipment supplied by third parties) is not expected to result in a Material Adverse Effect to the Company and the Continuing Subsidiaries taken as a whole. Other than the provisions herein, the Sellers make no representations or warranties with respect to

Biopop's or its Subsidiaries' internal or external core computer systems as they relate to Year 2000 readiness, any other computer products or systems owned or used by Biopop or its Subsidiaries, any date-dependent functions or any Year 2000 matters.


                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Sellers as follows:

     Section 4.01. Organization.

     The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     Section 4.02. Authority; Enforceability.

     The execution, delivery and performance of this Agreement and of all of the documents and instruments required hereby from the Purchaser are within the corporate power of the Purchaser. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement has been, and the other documents and instruments required hereby to which the Purchaser is a party will be, duly and validly executed and delivered by the Purchaser. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by the parties hereto, the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

     Section 4.03. Consents and Approvals; No Violation or Conflict by the Purchaser.

     Except for any applicable filing requirements under the HSR Act and the Exchange Act, no notice to, filing or registration with, and no permit, authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or for the consummation by the Purchaser of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any breach of any provision of the charter or bylaws of the Purchaser, (b) conflict with or violate any Law, judgment, order, writ, injunction or decree binding on the Purchaser or any of its properties or assets or (c) conflict with or violate any contract or agreement to which the Purchaser is a party or by which it is bound, the breach of which could reasonably be expected to have a material adverse effect on the Purchaser's ability to perform its obligations hereunder.

     Section 4.04. Fees and Expenses of Brokers and Others.

     Other than William Blair & Company, L.L.C. (whose fees shall be paid by the Purchaser), the Purchaser has not employed, and is not subject to the valid claim of, any broker, finder, investment banker, consultant, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with this Agreement or the transaction contemplated hereby.

     Section 4.05. Investment Representation.

     The Purchaser hereby represents that it is acquiring the Common Stock for its own account, for investment, and not with a view to the distribution or resale thereof. With respect to any disposition of the Common Stock in the future, the Purchaser represents and acknowledges that it understands that the Common Stock has not been registered under the Securities Act or any applicable state securities laws and that, consequently, they must be held indefinitely unless subsequently registered under the Securities Act and such state Securities laws for sale or disposition or unless a sale or disposition may be made without registration under the Securities Act and such state securities laws.

     Section 4.06. Obligation to Fund.

     The Purchaser has (or will have on the Closing Date) on hand cash or other short-term investments in an amount sufficient (i) to pay in U.S. dollars the Initial Consideration and (ii) to make in U.S. dollars the loan contemplated in
Section 2.03. The Purchaser will be able to pay the Contingent Consideration at the time or times that such amounts become due and payable.

     Section 4.07. Year 2000.

     Any reprogramming required to permit the Purchaser and its Subsidiaries to conduct their respective businesses without material adverse effect to the Purchaser and its Subsidiaries taken as a whole, through the proper functioning, in and following the Year 2000, of (i) the Purchaser's and its Subsidiaries' internal core computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by third parties or with which the Purchaser's or its Subsidiaries' internal core computer systems interface) and the testing of all such systems and equipment, as so reprogrammed are planned to be completed by September 28, 1999. Assuming that the reprogramming in the preceding sentence as may be necessary is completed by the Purchaser prior to September 28, 1999, the internal core computer and management information systems of the Purchaser and its Subsidiaries are expected to be sufficient to permit the Purchaser and its Subsidiaries to conduct their respective businesses without material adverse effect to the Purchaser and its Subsidiaries, taken as a whole. To the actual knowledge of the senior management of the Purchaser, the cost to the Purchaser and its Subsidiaries of such reprogramming and testing to the Purchaser and its Subsidiaries (excluding the failure of systems or equipment supplied by third parties) is not expected to result in a material adverse effect to the Purchaser and its Subsidiaries taken as a whole. Other than the provisions herein, the Purchaser makes no representations or warranties with respect to the Purchaser's or its Subsidiaries' internal or external core computer systems as they relate to Year 2000 readiness, any other computer products or systems owned or used by the Purchaser or its Subsidiaries, any date-dependent functions or any Year 2000 matters.

                                    ARTICLE V
                                    COVENANTS

     Section 5.01. Conduct of Business of the Company; Continued Ownership of Common Stock.

     (a) ______ Except as set forth on Schedule 5.01, during the period from the date of this Agreement to the Closing, New River and, to the extent within its control, Chiron shall cause the Company and the Continuing Subsidiaries and the Excluded Subsidiaries to conduct their respective operations according to their ordinary and usual course of the Business (provided, that the Company shall be permitted to give effect to the Restructuring in accordance with Schedule 1.73) and consistent with past practice, and New River and, to the extent within its control, Chiron shall cause the Company and the Continuing Subsidiaries and Excluded Subsidiaries to use their reasonable best efforts to preserve intact their business organizations, to keep available the services of their officers and employees and to maintain the goodwill of the Business and existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having material business relationships with them. Without limiting the generality of the foregoing, and except as otherwise set forth in
Schedule 5.01 or Schedule 1.73, prior to the Closing, New River and, to the extent within its control, Chiron shall ensure that neither the Company nor any Continuing Subsidiary will, without the prior written consent of the Purchaser:

     (i) amend its charter or bylaws, in the case of a corporation, or its partnership agreement, in the case of a partnership;

     (ii) authorize for issuance or issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities or partnership interests;

     (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or partnership interests, or redeem, repurchase or otherwise acquire any of its securities or any securities of its subsidiaries;

     (iv) participate in any merger, consolidation or share exchange or other business combination;

     (v) ______ (A) incur or assume any debt other than in the ordinary course of business and not in excess (in the aggregate) of $100,000 not currently outstanding (except for trade payables in the ordinary course of business and borrowings against existing bank lines of credit consistent with past practice),
(B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any person or otherwise incur any other contingent liability, (C) make any loans, advances or capital contributions to, or investments in, any other person, (D) enter into any contract or agreement other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement or (E) authorize any single capital expenditure which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $50,000 for the Company and the Continuing Subsidiaries, taken as a whole, other than capital expenditures as to which the Company or any Continuing Subsidiary is contractually committed as of the date hereof and which is identified on Schedule 5.01;

     (vi) adopt or amend (except as may be required by Law) any Plan, or (except for normal increases in the ordinary course of the Business that are consistent with past practices) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan and arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

     (vii) acquire, sell, lease or dispose of any material assets outside the ordinary course of business;

     (viii) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures;

     (ix) make any tax election or settle or compromise any material tax liability;

     (x) ______ pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the balance sheets included in the Financial Statements or incurred in the ordinary course of business since the respective dates thereof; or

     (xi) agree in writing or otherwise to take any of the foregoing actions.

     (b) ______ Each Seller agrees that (i) (except for the conversion of the outstanding shares of Preferred Stock) it will not sell, transfer, pledge, hypothecate, divide, assign or otherwise alienate any shares of Common Stock or Preferred Stock prior to the Closing and (ii) it shall take, or cause such Affiliates as it controls to take, all such action within its control as may be necessary or appropriate to effect the Restructuring in accordance with Schedule 1.73.

     Section 5.02. No Solicitation.

     Except as expressly contemplated by this Agreement and the Restructuring, the Sellers and the Company shall not, after the date hereof, directly or indirectly, through any Affiliate officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a substantial portion of the assets of, or any equity interest in, or any business combination involving the Company or any Continuing Subsidiary or any other Assets used in the Business, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Each Seller shall promptly advise the Purchaser if any such proposal or offer, or any inquiry or contact from any person with respect to any of the foregoing, is made to it.

     Section 5.03. Access to Information.

     Between the date of this Agreement and the Closing, the Purchaser and its authorized representatives will be given reasonable access to: (i) New River, together with the Company's legal advisors and accountants; and (ii) the books and records of the Company, the Continuing Subsidiaries, the Excluded Subsidiaries and the Business, provided that the parties contemplate that such books and records will be made available in a manner intended to preserve the confidentiality of the transactions contemplated herein prior to Closing; provided further, however, that nothing in the foregoing proviso shall be deemed to limit the Purchaser's and its representatives reasonable access thereto or to restrict any disclosure that the Purchaser may be obligated to make under the applicable Law. The Company and New River shall also provide representatives of the Purchaser with reasonable access upon request to other personnel of the Company and to the Company's premises and Real Property, including reasonable access for environmental due diligence purposes; provided, however, that any such access shall be conducted in a mutually satisfactory manner that is intended to preserve the confidentiality of the transactions contemplated herein prior to Closing; provided further, however, that nothing in the foregoing proviso shall be deemed to limit the Purchaser's and its representatives reasonable access thereto or to restrict any disclosure that the Purchaser may be obligated to make under the applicable Law. Notwithstanding the foregoing, New River and the Company shall have no obligation to provide the Purchaser with the identity of any of the Company's customers or accounts. All such information shall be kept confidential in accordance with the Confidentiality Agreement. Without limiting the generality of the foregoing, but subject to the foregoing qualifications, New River and the Company shall cooperate with the Purchaser and its consultants in conducting a Year 2000 readiness review of the Company and its Continuing Subsidiaries and a review of compliance by the Company and the Continuing Subsidiaries with the matters set forth in Item 4 of Schedule 3.08.

     Section 5.04. Best Efforts.

     Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law (including, without limitation, the HSR Act), necessary to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms and conditions provided for herein. New River and, to the extent within its control, Chiron also agree to use their reasonable best efforts prior to the Closing to cause the Company and the Continuing Subsidiaries to file termination statements for financing statements for which the underlying obligations have been satisfied; provided, however, that the failure to file such termination statements shall not in any way impact the obligations of the Purchaser to consummate the transactions contemplated hereby.

     Section 5.05. Public Announcements.

     The Purchaser, Chiron and New River shall consult with each other before the issuance of any press release or the making of any other public statement with respect to this Agreement or any of the transactions contemplated herein. None of the Purchaser, Chiron or New River shall issue any such press release or make any such public statement, or permit any of their respective Affiliates to issue any such press release or make any such public statement, prior to such consultation or as to which the Purchaser, Chiron or New River reasonably object, except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system. The Purchaser shall not contact in any manner or have any discussions with any of the Company's or its Subsidiaries' suppliers, customers or employees relating to this Agreement or the transactions contemplated hereby without the prior written consent of the Company.

     Section 5.06. Confidentiality Agreement.

     Notwithstanding the execution of this Agreement, the Confidentiality Agreement shall remain in full force and effect unless the Closing occurs, in which event it shall terminate immediately thereafter.

     Section 5.07. Supplemental Disclosure.

     New River or Chiron, as applicable, shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Sellers, of (i) the occurrence, or non-occurrence, of any event known, to the Knowledge of the Sellers, the actual knowledge of Magnus Lundberg or Philip K. Moody or the actual knowledge of the senior management of the Purchaser, respectively, the occurrence or non-occurrence of which would be likely to cause (x) any representation or warranty of such person contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied by such person and (ii) any failure of either of the Sellers, the Company or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder of which either of the Sellers or the Purchaser, as the case may be, has actual knowledge; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in
Article VII of this Agreement or otherwise limit or affect the remedies available hereunder or under applicable Law to any party.

     Section 5.08. Covenants of the Sellers and the Purchaser.

     (a) ______ During the period from the date of this Agreement and continuing until the Closing Date, New River (i) agrees as to itself and the Company and its Subsidiaries that New River, the Company and its Subsidiaries shall not take any action that would or can reasonably be expected to result in any of the conditions to the obligations of the Purchaser set forth in Article VI not being satisfied or that would materially impair the ability of New River to consummate the transactions contemplated herein in accordance with the terms hereof or that would materially delay such consummation, and (ii) shall promptly provide the Purchaser (or its counsel) copies of all filings made by it or

Randal J. Kirk with any Government Entity in connection with this Agreement and the transactions contemplated hereby.

     (b) ______ During the period from the date of this Agreement and continuing until the Closing Date, the Purchaser (i) agrees as to itself and its Subsidiaries that the Purchaser and its Subsidiaries shall not take any action that would or can reasonably be expected to result in any of the conditions to the obligations of the Sellers set forth in Article VI not being satisfied or that would materially impair the ability of the Purchaser to consummate the transactions contemplated herein in accordance with the terms hereof or that would materially delay such consummation, and (ii) shall promptly provide the Sellers (or their counsel) copies of all filings made by it with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     (c) During the period from the date of this Agreement and continuing until the Closing Date, Chiron (i) agrees as to itself and its Subsidiaries that Chiron shall not take any action that would or can reasonably be expected to result in any of the conditions to the obligations of the Purchaser set forth in
Article VI not being satisfied or that would materially impair the ability of Chiron to consummate the transactions contemplated herein in accordance with the terms hereof or that would materially delay such consummation, and (ii) shall promptly provide the Purchaser (or its counsel) copies of all filings available to the public made by it with any Government Entity in connection with this Agreement and the transactions contemplated hereby.

     Section 5.09. New River Dissolution.

     (a) ______ New River covenants and agrees that, until the later of the final determination and payment of the Contingent Consideration, if any, due and payable in respect of fiscal year 2003 of the Purchaser, or the final resolution of any and all claims for indemnification under Section 9.02(a) for which notice properly has been given under Section 9.04(a)(i) prior to that date and the payment of all amounts (if any) that may be payable by it in respect thereof, it will not:

     (i) take any action to dissolve, liquidate or wind up its affairs;

     (ii) apply for, or consent to, the appointment of a receiver, trustee or liquidator of it or its property;

     (iii) admit in writing its inability to pay its debts as they mature;

     (iv) make a general assignment for the benefit of its creditors; or

     (v) ______ fail to have any court order approving a petition filed against it under the federal bankruptcy laws to be vacated or set aside or otherwise terminated within sixty days.

     (b) ______ Randal J. Kirk covenants and agrees that, until the later of the final determination and payment of the Contingent Consideration, if any, due and payable in respect of fiscal year 2003 of the Purchaser, or the final resolution of any and all claims for indemnification under Section 9.02(a) for which notice properly has been given under Section 9.04(a)(i) prior to that date and the payment of all amounts (if any) that may be payable by him in respect thereof, he will not:

     (i) take or omit to take any action that would cause New River to breach
Section 5.08;

     (ii) take or omit to take any action that would, as to himself and his own financial condition and not New River, breach any of the covenants contained in clauses (ii) through (v), inclusive, of Section 5.08(a); or

     (iii) shelter his assets with the intent of substantially impairing his ability to satisfy his obligations under this Agreement.

     Section 5.10. National Bank of Canada Credit Facility.

     Simultaneously with the Closing, the Purchaser covenants and agrees to terminate and pay in full by wire transfer of immediately available funds all amounts outstanding, if any, pursuant to the Loan and Security Agreement, dated March 31, 1998, by and among National Bank of Canada, Biopop, Biological Asia, Radford, GIV, Landmark, Biofix, Biopop Bermuda, Biopop Exports, BCC, InSource, RMC, RLA, Rahn, NBS and Lotus Mexico.


                                   ARTICLE VI
                         CONDITIONS PRECEDENT TO CLOSING

     Section 6.01. Conditions to Each Party's Obligations.

     The respective obligations of each party to consummate the purchase and sale of the Common Stock as contemplated herein shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

     (a) ______ HSR Approval. Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the U.S. Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

     (b) ______ No Order. No Governmental Entity (including a federal or state court) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which enjoins, materially restricts, restrains or prohibits the transactions contemplated hereby or in the Restructuring, including the purchase of the Common Stock, or has the effect of making the purchase of the Common Stock illegal; provided, however, that the party or parties asserting this condition shall have used their reasonable best efforts (as required under Section 5.04) to cause any such decree, judgment, injunction or other order to be vacated or lifted.

     (c) ______ Approvals. All authorizations, consents, waivers, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain, make or occur would individually, or in the aggregate have a material adverse effect at or after the Closing Date on the Purchaser and its Affiliates (including, without limitation, the Company and the Continuing Subsidiaries), taken as a whole, shall have been obtained or filed or have occurred.

     Section 6.02. Conditions Precedent to Obligations of the Purchaser.

     The obligation of the Purchaser to consummate the purchase of the Common Stock as contemplated herein is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

     (a) ______ the representations and warranties of the Sellers contained in
Article III shall be true and correct in all material respects when made and at and as of the Closing with the same force and effect as if those representations and warranties had been made at and as of such time;

     (b) ______ the Sellers and the Company, as the case may be, shall, in all material respects, have performed all obligations and complied with all covenants to be performed or complied with by them on or before the Closing;

     (c) ______ a software license agreement and time and materials agreement each among PBX/EX, GIV, InSource, Rahn, Radford and the Company in the forms attached as Exhibit 6.02(c) shall have been executed and delivered to the Purchaser;

     (d) ______ the Company shall have entered into agreements with George S. Zorich, James W. Short and Doit L. Koppler, II in form and substance as shall be mutually agreed pursuant to which each such person agrees not to accept employment with Chiron for a period of two years after the Closing Date;

     (e) ______ the Purchaser shall have received a certificate executed by each Seller, in form satisfactory to counsel for the Purchaser, certifying fulfillment by such Seller of the matters referred to in paragraphs (a) through
(b) of this Section 6.02;

     (f) ______ Chiron shall have received all requisite approval of its Board of Directors for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and such approval shall not have been rescinded;

     (g) ______ all proceedings, corporate or other, to be taken by the Sellers, the Company and the Subsidiaries of the Company in connection with the transactions contemplated by this Agreement (including, without limitation, the Restructuring), and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Purchaser and the Purchaser's counsel, and the Sellers and the Company shall have made available to the Purchaser for examination the originals or true and correct copies of all documents that the Purchaser may reasonably request in connection with the transactions contemplated by this Agreement; and

     (h) ______ the Purchaser shall have received the Opinion of Sellers'
Counsel.

     Section 6.03. Conditions Precedent to Obligations of the Sellers.

     The obligation of each of the Sellers to consummate the sale of the Common Stock as contemplated herein is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

     (a) ______ the representations and warranties of the Purchaser contained in
Article IV shall be true and correct in all material respects when made and at and as of the Closing with the same force and effect as if those representations and warranties had been made at and as of such time;

     (b) ______ the Purchaser shall, in all material respects, have performed all obligations and complied with all covenants to be performed or complied with by it on or before the Closing;

     (c) ______ the Sellers shall have received a certificate of the Chairman, President or any Vice President of the Purchaser, in form satisfactory to counsel for the Sellers, certifying fulfillment of the matters referred to in paragraphs (a) and (b) of this Section 6.03;

     (d) ______ Chiron shall have received the approval of its Board of Directors of this Agreement and the consummation of the transactions contemplated hereby;

     (e) ______ all proceedings, corporate or other, to be taken by the Purchaser in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Sellers and the Sellers' counsel, and the Purchaser shall have made available to the Sellers for examination the originals or true and correct copies of all documents that the Sellers may reasonably request in connection with the transactions contemplated by this Agreement; and

     (f) ______ the Sellers shall have received the Opinion of Purchaser's Counsel.


                                   ARTICLE VII
                         TERMINATION; AMENDMENT; WAIVER

     Section 7.01. Termination.

     This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

     (a) by mutual written consent of the Purchaser and the Sellers;

     (b) ______ by the Purchaser by written notice to the Sellers at any time following the Purchaser becoming aware that either Seller has breached any representation, warranty or covenant of either Seller contained in this Agreement in any material respect, if the Purchaser has notified the Sellers in writing of the breach and the breach, if curable, has continued without cure for a period of 30 days after the notice of breach;

     (c) ______ by either of the Sellers by written notice to the Purchaser at any time following either of the Sellers becoming aware that the Purchaser has breached any representation, warranty or covenant of Purchaser contained in this Agreement in any material respect, if either of the Sellers have notified the Purchaser in writing of the breach and the breach, if curable, has continued without cure for a period of 30 days after the notice of breach;

     (d) ______ by either of the Sellers or the Purchaser, if the Closing shall not have occurred on or before the later of (i) December 31, 1998 or (ii) five days after the satisfaction of the conditions set forth in Section 6.01, provided, however, that this Agreement shall automatically terminate on February 15, 1999 if the Closing shall not have occurred prior to such date.

     (e) ______ by the Purchaser or either of the Sellers, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated herein and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party or parties seeking to terminate this Agreement on this basis shall have used its or their reasonable best efforts, as required under Sections 5.04 and 5.08.

     (f) ______ by Chiron, if its Board of Directors has not approved this Agreement and the consummation of the transactions contemplated hereby, on or before December 18, 1998, or by either the Purchaser or New River, if it has not received written confirmation from Chiron of the foregoing approval on or before December 18, 1998.

     Section 7.02. Effect of Termination.

     (a) ______ If this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, shareholders or members to the other party, its directors, officers, shareholders or members except as provided in Section 7.02(b) and except that the obligations in Sections 10.05 and 11.07 will survive.

     (b) ______ In the event that this Agreement is terminated by the Purchaser pursuant to Section 7.01(b) and the Sellers would not have been entitled to terminate this Agreement pursuant to Section 7.01(c), then the Sellers shall pay to the Purchaser, as liquidated damages and not as a penalty, the amount of $7.0 million, which amount shall be paid only by the breaching Seller or if both Sellers have breached then in accordance with their respective Seller Proportionate Interest. In the event that this Agreement is terminated by the Sellers pursuant to Section 7.01(c) and the Purchaser would not have been entitled to terminate this Agreement pursuant to Section 7.01(b), then the Purchaser shall pay to each of Chiron and New River in accordance with their respective Seller Proportionate Interest, as liquidated damages and not as a penalty, the amount of $7.0 million. The right to receive liquidated damages pursuant to this Section 7.02(b) shall be the exclusive remedy for the Purchaser and the Sellers with respect to the termination of this Agreement prior to the Closing.

     Section 7.03. Amendment.

     This Agreement may be amended by the parties hereto at any time by an instrument in writing duly authorized and signed on behalf of each of the parties hereto.

     Section 7.04. Extension; Waiver.

     At any time prior to the Closing, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and only to the extent expressly provided for therein.


                                  ARTICLE VIII
                              ADDITIONAL COVENANTS

     Section 8.01. Cooperation With Respect to Tax and SEC Matters.

     (a) ______ The Sellers agree to cooperate with the Purchaser, and the Purchaser agrees to cooperate with the Sellers, to the extent necessary in connection with the filing, pursuant to any provision of the Code or regulations thereunder, of any information return or other document relating to the Purchaser's acquisition of the Company and any of the other transactions contemplated by Article II of this Agreement. In addition, New River and, to the extent within its control, Chiron agree to cooperate with the Purchaser and the Company in preparing any historical and pro-forma financial statements required to be filed by the Purchaser with the SEC under the Exchange Act with respect to the transactions contemplated herein.

     (b) ______ The Sellers and the Purchaser agree that, if but only if New River so chooses, an election under Section 338(h)(10) of the Code will be made with respect to the Company's sale of the stock of any or all of Landmark Scientific, Inc., Bioclinical Concepts, Inc., Biofix, Inc., and Biopop Export Corporation to BCCX, Inc. in the Restructuring. The Company (as seller, common parent of the target corporation(s) or selling affiliate) shall execute four originals of IRS Form 8023 (or any successor form) at or before the Closing and deliver such executed Forms 8023 (or applicable successor forms) to New River. New River shall retain custody of such forms (including all required schedules or attachments thereto) and, if New River chooses to have one or more Section 338(h)(10) elections made as permitted by this paragraph, shall have BCCX, Inc. execute the appropriate form(s) and shall file such form(s) with the appropriate office(s) of the IRS. Promptly after such filing, New River shall cause a photocopy of all filed Forms 8023 (including all schedules or attachments) to be delivered to the Purchaser as agent for the Company. The parties intend for any such election to be effective, if possible, for state (as well as federal) income tax purposes, and they shall cause the Company and BCCX, Inc. to execute and file any documents that may be required under any applicable state Law for state Law for any such election (or any corresponding election under state Law) to be effective for state income tax purposes. New River shall determine the deemed sales prices of the assets of any corporation for which a Section 338(h)(10) election is made pursuant to this paragraph and shall notify the Purchaser, as agent for the Company, in writing of the prices so determined when providing a copy of any Form 8023 (or successor form) filed pursuant to this paragraph. New River and the Purchaser shall cooperate, and shall cause BCCX, Inc. and the Company to cooperate, to provide such information as may be necessary to complete the foregoing form(s) and any required schedules or attachments thereto.

     (c) ______ The Company, and not the Sellers, shall be responsible for preparing and filing all Tax Returns for the Company and for its Subsidiaries for periods ending on or before the Closing Date but filed after the Closing. Such Tax Returns shall characterize the transactions comprising the Restructuring in accordance with the description of such transactions in
Schedule 1.73, to the extent such Tax Returns report transactions comprising the Restructuring, and shall be based on the same Tax accounting methods and (except as provided in Section 8.01(b)) elections as used for the Tax period immediately preceding the period of such return, except as otherwise required by Law or agreed upon by Sellers and the Purchaser. With respect to any such Tax Return for any Tax measured by net income, the Purchaser shall cause the Company to provide a draft of such Tax Return to the Sellers at least 45 days before the due date (taking into account any valid extensions) of the time for filing such Tax Return, and the Sellers shall be entitled to review and comment on each such Tax Return before it is filed; provided, however, that any such comments must be given in writing to the Purchaser at least 15 days prior to the due date. If New River, as agent for the Sellers, objects to any information reflected in, or the omission of any information from, any such Tax Return, the Sellers and the Purchaser shall negotiate in good faith to resolve any such objection. If they are unable to resolve all such objections by the tenth day before the due date (taking into account any valid extensions) for filing any such Tax Return, they shall promptly select a nationally recognized independent accounting firm mutually acceptable to them to resolve any remaining objections (or, if they are unable to agree on the choice of such an accounting firm, they shall select a nationally recognized independent accounting firm by lot as provided in Section 2.06(b) hereof), provided, that no resolution may be inconsistent with the second sentence of this Section 8.01(c). If resolution of any such objection does not occur by the due date (taking into account any valid extensions) for filing the Tax Return that is the subject of such objection, the Purchaser shall cause the Company to file the Tax Return timely but shall thereafter cause the Company to file an amended Tax Return reflecting the resolution of any such objection to the extent necessary to reflect such resolution. Except as provided in the preceding sentence or as required by Law, after the Closing neither the Company nor any Continuing Subsidiary shall (and the Purchaser shall not permit either the Company or any Continuing Subsidiary to) file or permit to be filed any amended Tax Return of Biopop or its Subsidiaries by or on behalf of the Company or any Subsidiary with respect to any Tax Period ending on or before the Closing Date without the prior written consent of the Sellers, which consent will not be unreasonably withheld. Notwithstanding any contrary provision of this Agreement (including, without limitation, Section 9.02), the Sellers shall have no liability under this Agreement with respect to Taxes or other Losses to the extent that such Taxes or Losses directly result from any action or omission by the Purchaser, the Company, or any Continuing Subsidiary in contravention of this paragraph.

     (d) ______ For the purposes of this Section 8.01, the term "Company" includes Biopop prior to the Restructuring.

     Section 8.02. Records.

     On or before the Closing Date, the Sellers will deliver to the Company all books, papers and records of the Company, and deliver or destroy all extracts, summaries, reports and analyses prepared therefrom, that are in the possession of the Sellers or any of their respective Affiliates and all copies of any Intellectual Property identified on Schedule 3.14, excluding copies of the Intellectual Property that is to be owned by New River, New Biopop or any of their respective Affiliates as of and after the Closing; provided, that, Chiron and Magnus Lundberg and Philip K. Moody shall be permitted to retain all information (i) received in connection with Chiron's initial investment in Biopop (including Chiron's extracts, summaries, reports and analyses prepared therefrom) or (ii) received in their capacity as directors of Biopop, respectively. At the Closing, pursuant to the termination of the Source Code and Schema Escrow Agreement, dated as of September 11, 1996, among the Depositors (as defined therein), Chiron and Data Securities International, Inc., as escrow agent, the Depositors and Chiron shall instruct the escrow agent to deliver all of the materials constituting the Deposit (as defined therein) to PBX/EX. The Purchaser shall cause the Company to preserve and keep, free of charge, all original books, papers and records of the Company that are in the possession of the Company at the Closing in accordance with the Purchaser's corporate document retention policy. The Purchaser agrees to permit the Sellers and their attorneys, accountants, agents and designees access to such books, papers and records from and after the Closing Date for all reasonable purposes. Any such examination shall be at the expense of the Sellers, shall be performed at the place where such books, papers and records are regularly maintained and shall not interfere unreasonably with the Purchaser's or the Company's normal business activities.

     Section 8.03. Further Assistance.

     In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement will take, without additional consideration, such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request. The Sellers acknowledge and agree that from and after the Closing Date, and subject to Section 8.02 hereof, the Purchaser will be entitled to possession of all documents, books, records (including tax records), agreements and financial data of any sort relating to the Company or any Continuing Subsidiary.

     Section 8.04. Employee Matters; Employee Benefit Plans.

     (a) ______ The Purchaser and New River and, to the extent within its control, Chiron shall not take any action on or before the Closing Date that would require compliance by either the Purchaser or the Sellers under the Worker Adjustment, Retraining and Notification Act of 1988 (WARN), including the giving of any notice thereunder, or under any applicable state laws requiring the giving of notice of terminations, lay-offs, site closings or other comparable events.

     (b) ______ Immediately prior to, and subject to, the Closing, New River and, to the extent within its control, Chiron shall cause a "spin-off" of the assets and liabilities of the General Injectables & Vaccines, Inc. 401(k) Plan (the "GIV 401(k) Plan") resulting in the division of the GIV 401(k) Plan into two separate, component plans and trusts, in accordance with applicable Law (including, without limitation, Section 414(l) of the Code), covering, respectively (i) the employees of the Company and the Continuing Subsidiaries ("Transferred Employees") (the "Current Plan") and (ii) all Biopop employees (whether current, former or retired) other than Transferred Employees (the "New Plan"). The Company shall draft and deliver to the Purchaser for the Purchaser's approval, no later than 15 days prior to the Closing Date, the appropriate documents and use their best efforts to take all actions necessary to effectuate the intent of this Section 8.04. Prior to the Closing Date, New River shall cause the New Plan to be adopted by New Biopop or any entity that would be deemed a "single employer" with New Biopop under Section 414(b), (c), (m) or (o) of the Code (other than the Company or any Continuing Subsidiary).

     Section 8.05. Directors' and Officers' Insurance.

     (a) ______ Immediately following the Closing the Purchaser shall (i) cause the policies of directors' and officers' liability insurance maintained by the Company as of the date hereof to be terminated and (ii) purchase "tail coverage" policies continuing for a period of not less than five years from the Closing Date and of at least the same amounts containing terms that are no less advantageous to the insured parties with respect to claims arising from facts or events that occurred on or prior to the Closing Date and in no event shall the coverage for the transactions contemplated hereby be excluded; provided that in no event shall the Purchaser be obligated to expend in order to procure "tail coverage" insurance pursuant to this paragraph any amount per annum in excess of $75,000, but in any event the Purchaser shall purchase as much coverage as possible for such maximum amount.

     (b) ______ Each director and officer shall have rights as a third party beneficiary under this Section 8.05 as separate contractual rights for his or her benefit and such right shall be enforceable by such director or officer, his or her heirs and personal representatives and shall be binding on the Purchaser and its successors and assigns.

     Section 8.06. Cooperation.

     Following the Closing, the Purchaser and the Sellers agree to cooperate and to take, without additional consideration, all steps necessary to complete any actions required to be taken in connection with the Restructuring that have not been completed as of the Closing that the other party may reasonably request, including the execution and delivery of any consents, agreements or other documents, provided, however, that (i) any such action taken by the Purchaser, the Company, Chiron or any Subsidiary of the Purchaser or the Company shall be taken at the expense of New River and (ii) nothing in this Section 8.06 shall be deemed to limit or affect any rights to indemnification under Section 9.02(a).

     Section 8.07. Certain Contracts.

     If any contract or other agreement listed on Schedule 1.07 relates to both the Business and the business of any Excluded Subsidiary or any Affiliate of any Excluded Subsidiary, New River shall use its reasonable best efforts to cause the third party or parties to such agreement to enter into a separate agreement with the appropriate Excluded Subsidiary or Affiliate with respect to the business of any Excluded Subsidiary or any Affiliate of any Excluded Subsidiary and to cause the existing contract or agreement to remain in effect with respect to the Business in all material respects on substantially the same terms and conditions as currently exist.


                                   ARTICLE IX
                                 INDEMNIFICATION

     Section 9.01. Survival of Representations and Warranties.

     All representations and warranties contained in Articles III and IV of this Agreement shall survive the Closing and shall remain in full force and effect until two years after the Closing Date; provided, however, that the representations and warranties contained in (i) Section 3.24 shall remain in full force and effect until five years after the Closing Date, (ii) Sections
3.19 and 3.23 shall remain in full force and effect until 120 days after the expiration of the applicable statute of limitations, and (iii) Sections 3.01, 3.03, 3.04 and 3.05 shall remain in full force and effect and shall not terminate.

     Section 9.02. Indemnification.

     (a) ______ Subject to Section 9.03, from and after the Closing, New River shall indemnify and save the Purchaser, its respective Subsidiaries (including, without limitation, the Company and the Continuing Subsidiaries) and respective Affiliates, directors, officers, employees, agents, counsel and representatives and all of their successors and assigns (collectively, the "Purchaser Claimants" and, individually, a "Purchaser Claimant") harmless from, and defend each of them from and against, any and all demands, claims, actions, liabilities, losses, costs, damages or expenses whatsoever, including reasonable attorneys' fees (collectively, "Losses"), imposed upon or incurred by the Purchaser Claimants constituting, resulting from, arising out of or relating to (i) any breach of any representation or warranty of New River contained in this Agreement; (ii) any breach of any covenant or obligation of New River contained in this Agreement; (iii) the Restructuring (except to the extent reflected on or reserved against in the Pro Forma Closing Balance Sheet, net of any asset derived by the Company or the Continuing Subsidiaries from the Restructuring to the extent not reflected on the Pro Forma Closing Balance Sheet), including, without limitation, any liability for Taxes arising out of or relating to the Restructuring (including any Taxes resulting from any 338(h)(10) election made pursuant to Section 8.01(b) hereof), or any failure to consummate the Restructuring on the terms set forth on Schedule 1.73; (iv) any liabilities or obligations (A) of New River, the Excluded Subsidiaries or their respective Affiliates (excluding the Company and the Continuing

Subsidiaries), (B) arising out of or related to any former Subsidiary of Biopop dissolved or liquidated prior to the Closing Date or (C) arising out of or related to the operations of RMC (other than for purposes of this Section 9.02(a)(iv)(C) any operations arising out of or relating to the matters set forth in Item 2 under the Miscellaneous category on Schedule 3.12), NBS or Lotus Mexico prior to the Closing Date to extent that such liabilities or obligations are not reflected on or reserved against in the Pro Forma Closing Balance Sheet;
(v) the non-payment, in whole or in part, when due, of any receivable from any Excluded Subsidiary, Lotus (US), PBX/EX, Lotus Bermuda, Lotus Technologies or New River, including the current portion, shown on the consolidated balance sheet included in the Pro Forma Closing Balance Sheet or for which an adjustment was made in the Pro Forma Closing Balance Sheet; (vi) any contract or agreement listed on Schedule 1.07, or any contract or agreement not listed thereon to which NBS or Lotus Mexico is a party or by which their respective assets or properties are bound as of the Closing; (vii) any amounts paid by the Company or the Continuing Subsidiaries in excess of $50,000 arising out of the matters set forth in Item 4 of Schedule 3.08, or matters involving the same obligations with respect to the operation of Biopop and its Subsidiaries prior to the Closing;
(viii) any Taxes of Biopop or its Subsidiaries relating to any period through and including the Closing Date to the extent not reflected on or reserved against on the Pro Forma Closing Balance Sheet or incurred in the ordinary course of business after September 27, 1998 through the Closing Date; provided, however, that amounts constituting interest relating to Taxes included as a liability elsewhere on the Pro Forma Closing Balance Sheet shall be deemed to be Taxes reflected on or reserved against on the Pro Forma Closing Balance Sheet for purposes of this clause (viii); or (ix) any guaranty by the Company or any of the Continuing Subsidiaries of, or any Lien granted by the Company or any Continuing Subsidiary with respect to, any obligation or liability of G.I.V. Benevolent Fund, Inc., or any obligation or liability of the Company or any Continuing Subsidiary arising out of or relating to G.I.V. Benevolent Fund, Inc., including without limitation, any obligation or liability arising out of or relating to the consummation of the transactions contemplated hereby or the Restructuring.

     (b) ______ Subject to Section 9.03, from and after the Closing, the Purchaser shall indemnify and save the Sellers and their respective Affiliates, beneficiaries, heirs, executors, successors and assigns (collectively, the "Seller Claimants" and, individually, a "Seller Claimant") harmless from and defend each of them from and against any and all Losses imposed upon or incurred by the Seller Claimants, constituting, resulting from or arising out of (i) any breach of any representation or warranty of Purchaser contained in this Agreement or (ii) any breach of any covenant or obligation of Purchaser contained in this Agreement.

     (c) ______ Subject to Section 9.03, from and after the Closing, Chiron shall indemnify and save the Purchaser Claimants harmless from, and defend each of them from and against, any and all Losses imposed upon or incurred by the Purchaser Claimants, constituting, resulting from or arising out of (i) any breach of any representation or warranty of Chiron contained in Sections 3.01(b), 3.02(b), 3.03(b) and 3.08(b); (ii) any breach of any covenant or obligation of Chiron contained in this Agreement; or (iii) the allegations of Genesis BioPharmaceuticals, Inc. relating to distribution rights for vaccines developed or manufactured by Chiron or any of the underlying facts and circumstances including, without limitation, all Losses that may accrue under the existing litigation pending in the United States District Court in New Jersey, which shall be the exclusive remedy for any claims brought by the Purchaser against Chiron or any of its Affiliates relating to the subject matter set forth in this Agreement whether brought pursuant to the indemnification provisions of this Article IX or otherwise, except that this limitation shall not apply in the case of intentional fraud on the part of Chiron.

     Section 9.03. Limitations on Indemnification.

     (a) ______ The Purchaser Claimants will not be entitled to such indemnification under Section 9.02(a) unless and until the aggregate amount of all Losses incurred by the Purchaser Claimants exceeds $250,000 (the "Threshold Amount"), in which event the Purchaser Claimants will be entitled to indemnification for all Losses so incurred in excess of the Threshold Amount. The maximum aggregate amount of indemnification that New River shall be obligated to pay under Section 9.02(a) shall be equal to the sum of $7,000,000 and 10% of the aggregate Contingent Consideration that has been paid or that is later paid under Section 2.06 (the "Cap Amount"); provided, however, that the Threshold Amount and the Cap Amount shall not apply to Losses arising with respect to any misrepresentation or breach of any representation or warranty made in Section 3.01(a), 3.03(a), 3.04, 3.05, 3.19 or 3.24 or for which a
Purchaser Claimant is entitled to indemnification under clauses (iii) through
(ix) of Section 9.02(a), but in no event shall the aggregate amount of indemnification payments made under Section 9.02(a) exceed New River's Seller Proportionate Interest of the Purchase Price.

     (b) ______ The Seller Claimants will not be entitled to seek indemnification under Section 9.02(b) unless and until the aggregate amount of all Losses incurred by the Seller Claimants exceeds the Threshold Amount, in which event the Seller Claimants will be entitled to indemnification for all Losses so incurred in excess of the Threshold Amount. The maximum aggregate amount of indemnification that Purchaser shall be obligated to pay under Section 9.02(b) shall be equal to the Cap Amount.

     (c) ______ The maximum aggregate amount of indemnification that Chiron shall be obligated to pay under Section 9.02(c) shall be equal to Chiron's Seller Proportionate Interest of the Cap Amount; provided, however, that Chiron's Seller Proportionate Interest of the Cap Amount shall not apply to Losses arising with respect to any misrepresentation or breach of any representation or warranty made in Section 3.01(b) or 3.03(b) or for which a Purchaser Claimant is entitled to indemnification under clause (iii) of Section 9.02(c), but in no event shall the aggregate amount of indemnification payments made under Section 9.02(c) exceed Chiron's Seller Proportionate Interest of the Purchase Price, provided that Chiron actually receives such amount.

     (d) ______ The amount of any indemnification payable under this Article IX
(i) shall be payable on an After-Tax Basis and (ii) shall be deemed to be an adjustment of the Purchase Price. The party seeking indemnification shall use reasonable efforts to minimize the obligations of the indemnifying parties hereunder by seeking reimbursement from insurance carriers under applicable insurance policies covering any such liability, provided that the party seeking indemnification does not incur any cost (not reimbursed by the indemnifying parties) in seeking such reimbursement. To the extent that the party seeking indemnification receives any payment in reimbursement from an insurer relating to a claim, the indemnifying parties shall receive a credit therefor.

     (e) ______ Losses for which any Purchaser Claimant is entitled to indemnification under clause (i) of Section 9.02(a) as that relates to the breach of a representation, warranty or covenant with a Material Adverse Effect qualifier shall be recoverable (subject to the other provisions of this Section 9.03) in full and not just to the extent in excess of the $250,000 Material Adverse Effect qualifier.

     (f) ______ The indemnification provisions set forth in this Article IX shall be the exclusive remedy for any claims brought by any of the parties hereto relating to the subject matter set forth in this Agreement whether brought pursuant to the indemnification provisions of this Article IX or otherwise, except that this limitation shall not apply in the case of intentional fraud.

     (g) ______ The indemnification obligations under Section 9.02 shall survive indefinitely except that the indemnification under clauses 9.02(a)(i) and 9.02(b)(i) shall terminate when the survival of the applicable representation or warranty expires under Section 9.01; provided, however, that any valid claims for indemnification for which an Indemnitee shall have notified the Indemnitor (as such terms are defined in Section 9.04(a)) prior to such expiration shall survive indefinitely and the expiration of such representation or warranty shall not impact an Indemnitee's ability to seek indemnification under any other applicable clause of Section 9.02(a) or Section 9.02(b), as the case may be.

     Section 9.04. Indemnification Procedures.

     (a) ______ The rights and obligations of each party asserting a claim for indemnification pursuant to Section 9.02 (each, an "Indemnitee") from a party or parties obligated to provide such indemnification (collectively, the "Indemnitor") shall be governed by the following rules:

     (i) ______ The Indemnitee shall give prompt written notice to the Indemnitor of any state of facts which the Indemnitee determines will give rise to a claim by it against the Indemnitor based on the indemnity agreement contained herein, stating the nature and basis of said claims and the amount thereof, to the extent known. No failure to give such notice, however, shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent such failure materially prejudices the Indemnitor's ability successfully to defend the matter giving rise to the indemnification claim.

     (ii) In the event any action, suit or proceeding is brought by or before any Governmental Entity or arbitrator against an Indemnitee with respect to which the Indemnitor may have liability hereunder, then, upon the written acknowledgment by the Indemnitor that it is undertaking and will prosecute the defense of the claim and confirming that the claim is one with respect to which the Indemnitor is obligated to indemnify, the action, suit or proceeding

(including all proceedings on appeal or for review) may be defended by the Indemnitor. However, in the event the Indemnitor shall fail promptly to assume the defense of any action, suit or proceeding, the Indemnitee may assume the defense and dispose of the action, suit or proceeding. The Indemnitees shall have the right to employ its own counsel in any action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnitee's own expense unless (A) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor in connection with the defense of such action, suit or proceeding, (B) the Indemnitee shall have reasonably concluded, upon the advice of counsel, and specifically notified the Indemnitor that there may be specific defenses available to it which are different from or additional to those available to the Indemnitor, or (C) the Indemnitee shall have assumed the defense because the Indemnitor failed to assume the defense of such action, suit or proceeding as provided above.

     (iii) The Indemnitee shall be kept informed by the Indemnitor of such action, suit or proceeding at all stages thereof, whether or not it is represented by counsel. The Indemnitor shall make available to the Indemnitee and its attorneys and accountants all books and records of the Indemnitor relating to such proceedings or litigation as necessary to ensure the proper and adequate defense of such action, suit or proceeding, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

     (b) ______ The Indemnitor shall make no settlement of any claims which the Indemnitor has undertaken to defend without the Indemnitee's consent (which consent shall not be unreasonably withheld), unless the Indemnitor fully indemnifies the Indemnitee for all Losses, there is no finding or admission of violation of Laws by, or effect on any other claims that may be made against, the Indemnitee, and the relief granted in connection therewith requires no action on the part of and has no effect on the Indemnitee or the operation of the business of the Indemnitee or any of its subsidiaries.


                                    ARTICLE X
                              RESTRICTIVE COVENANTS

     Section 10.01. Non-Competition.

     None of Randal J. Kirk, New River or any of New River's Affiliates shall, for a period of five years after the Closing Date, directly or indirectly, as an owner, equity holder (other than as an equity holder of less than 5% of the issued and outstanding shares of a publicly traded company), director, officer, employee, agent, consultant or otherwise, engage, anywhere in the United States, in any business, activity or enterprise which competes with the Business or any other business of the Purchaser and its Subsidiaries as of the date hereof and described on Schedule 10.01.

     Section 10.02. Non-Solicitation of Employees.

     None of Randal J. Kirk, New River nor any of their respective Affiliates shall, for a period of five years after the Closing Date, for itself or on behalf of any other individual or entity, solicit directly for employment any person who is a then current employee of the Company or any Continuing Subsidiary, or induce or attempt to induce any such employee to leave his or her employment with the Company or any Continuing Subsidiary.

     Section 10.03. Non-Solicitation or Interference with Customers and
Suppliers.

     Except as provided in Schedule 10.03, neither New River nor any of its Affiliates shall, for a period of five years after the Closing Date, directly or indirectly, for itself or on behalf of any other individual or entity, solicit, divert, take away or attempt to take away any customers or suppliers of the Company or any Continuing Subsidiary as of the Closing Date or the business or patronage of any such customers or suppliers of the Company or any Continuing Subsidiary as of the Closing Date or in any way interfere with, disrupt or attempt to disrupt any relationships existing as of the Closing Date between the Company or any Continuing Subsidiary and any of their respective customers or suppliers or other individuals or entities with whom they deal.

     Section 10.04. Acknowledgments.

     The Sellers and Randal J. Kirk acknowledge that, in view of the nature of the Purchaser's business and the business objectives of the Purchaser in acquiring the Company, and the consideration paid to the Sellers for the Common Stock, the restrictions and covenants contained or referenced in this Article X are reasonably necessary to protect the legitimate business interests of the Purchaser and that any violation of such restrictions will result in irreparable injury to the Company or any Continuing Subsidiary for which damages will not be an adequate remedy. The Sellers and Randal J. Kirk therefore acknowledge that, if any such restrictions or covenants are violated, Schein shall be entitled to preliminary and injunctive relief against the violating party as well to an equitable accounting of earnings, profits and other benefits arising from such violation.

     Section 10.05. Confidentiality.

     (a) None of Randal J. Kirk, Chiron, New River nor any of its Affiliates shall ever use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals or any other information concerning the Company or any of the Continuing Subsidiaries that is competitively sensitive, proprietary or confidential, except on behalf of the Company, the Purchaser or any of its Subsidiaries; provided, however, that the confidentiality covenants contained in this Section 10.05(a) shall not apply to the following: (i) information that is already in the public domain or generally available to persons or entities in the same or similar industries as the Company or any of the Continuing Subsidiaries at the time of its disclosure to New River, Chiron or any of their respective Affiliates (each, for the purposes of this Section 10.05(a), a "Seller Covered Person"); (ii) information that, after its disclosure to a Seller Covered Person, becomes part of the public domain or generally available to companies in the same or similar industries as the Company or any of the Continuing Subsidiaries by publication or otherwise other than through a Seller Covered Person's act; (iii) information that a Seller Covered Person received from a third party who, to the actual knowledge of such Seller Covered Person, was not legally or contractually prohibited from disclosing such information; or (iv) information that a Seller Covered Person is legally compelled to disclose, but only as to the disclosure that is so compelled.

     (b) None of the Purchaser nor any of its Affiliates (including, without limitation, the Company and its Affiliates on and after the Closing Date) shall ever use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals, or any other information concerning New River, the Excluded Subsidiaries, Chiron or any of their respective Affiliates that is competitively sensitive, proprietary or confidential, except on behalf of New River, the Excluded Subsidiaries, Chiron or any of their respective Affiliates; provided, however, that the confidentiality covenants contained in this Section 10.05(b) shall not apply to the following: (i) information that is already in the public domain or generally available to persons or entities in the same or similar industries as New River, the Excluded Subsidiaries, Chiron or any of their respective Affiliates at the time of its disclosure to the Purchaser or any of its Affiliates (each, for the purposes of this Section 10.05(b), a "Purchaser Covered Person"); (ii) information that, after its disclosure to a Purchaser Covered Person, becomes part of the public domain or generally available to companies in the same or similar industries as New River, the Excluded Subsidiaries, Chiron or any of their respective Affiliates by publication or otherwise other than through a Purchaser Covered Person's act; (iii) information that a Purchaser Covered Person received from a third party who, to the actual knowledge of such Purchaser Covered Person, was not legally or contractually prohibited from disclosing such information; or
(iv) information that a Purchaser Covered Person is legally compelled to disclose, but only as to the disclosure that is so compelled.


                                   ARTICLE XI
                                  MISCELLANEOUS

     Section 11.01. Entire Agreement; Assignment.

     This Agreement, the Exhibits and Schedules hereto and the agreements and instruments referenced herein or therein collectively (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise; provided, that the Purchaser may assign its rights and obligations to any direct or indirect wholly owned subsidiary of the Purchaser, but no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations.

     Section 11.02. Notices.


     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, reliable overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

If to the Purchaser:       Henry Schein, Inc.
                           135 Duryea Road
                           Melville, New York 11747
                           Attention: Mark E. Mlotek, Esquire
                           Telecopy No.:  (516) 843-5532
                           Telephone No.:  (516) 843-5906

With a copy to:            Proskauer Rose LLP
                           1585 Broadway
                           New York, New York 10036
                           Attention: Robert A. Cantone, Esquire
                           Telecopy No.: (212) 969-2900
                           Telephone No.: (212) 969-3000

If to Sellers:             New River Management Company, L.L.C.
                           7335 Lee Highway
                           Radford, Virginia 24141
                           Attention:  Marcus E. Smith, Esquire
                           Telecopy No.:  (540) 633-3410
                           Telephone No.:  (540) 633-3510
                           and

                           Chiron Corporation
                           4560 Horton Street
                           Emeryville, California 94608
                           Attention:  General Counsel
                           Telecopy No.:  (510) 654-5360
                           Telephone No.:  (510) 923-2905

With a copies to:          Hunton & Williams
                           951 East Byrd Street
                           Richmond, Virginia 23219
                           Attention: C. Porter Vaughan, III, Esquire
                           Telecopy No.:  (804) 788-8218
                           Telephone No.: (804) 788-8200

                           Morrison & Foerster LLP
                           19900 MacArthur Boulevard
                           Irvine, California 92612
                           Attention: Robert M. Mattson, Jr.
                           Telecopy No.:  (949) 251-0900
                           Telephone No.:  (949) 251-7500

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 11.03. Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its conflicts of laws principles or rules.

     Section 11.04. Descriptive Headings.

     The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 11.05. Parties in Interest.

     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as set forth in Section 8.05.

     Section 11.06. Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 11.07. Fees and Expenses.

     Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated herein are consummated; provided, however, New River shall pay any transaction fees and year-end bonuses of the Company and the Continuing Subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby and the Restructuring to the extent such fees exceed $2,000,000 in the aggregate.

     Section 11.08. Severability.

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. To the extent that any of the restrictive covenants contained in Article X of this Agreement are determined by a court in any jurisdiction to be unenforceable, as to any Seller or Affiliate, as to duration, scope of activities restricted or geographic area, such covenant shall automatically be deemed amended to the extent necessary to make such covenant enforceable; provided, however, that nothing in the foregoing shall be deemed to affect the enforceability of any other covenant in Article X as written or the enforceability of the covenant deemed to be amended in any other jurisdiction as written.

     Section 11.09. No Reliance.

     No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement; the Purchaser and the Sellers assume no liability to any third party because of any reliance on the representations, warranties and agreements of the Purchaser and the Sellers contained in this Agreement.

     Section 11.10. Termination of Certain Agreements; Consents.

     (a) ______ Chiron and New River agree that, effective upon consummation of the Closing on the Closing Date, all of the agreements set forth on Schedule
11.10 attached hereto shall be terminated and of no further force and effect. Upon such termination, Chiron and its Affiliates and New River and its Affiliates agree to release the other party from any and all claims that they may have with respect to any such terminated agreements (except as otherwise agreed by Chiron and New River). Upon such termination, Chiron and the Company and the Continuing Subsidiaries agree to release the other party from any and all claims that they may have with respect to any such terminated agreements, except for any obligations arising under the indemnification provisions under the distribution and marketing agreements set forth on Schedule 11.10. The termination of such agreements shall be of no force and effect if the Closing does not take place.

     (b) ______ The execution and delivery of this Agreement by Chiron and New River shall evidence the consent of each of Chiron and New River to the consummation of the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.



                              THE PURCHASER:

                              HENRY SCHEIN, INC.


                              By:
                                  --------------------------------
                                  Mark Mlotek
                                  Vice President & General Counsel

                              SELLERS:

                              NEW RIVER MANAGEMENT COMPANY, L.L.C.


                              By:--------------------------------
                                  Randal J. Kirk
                                  Manager


                              CHIRON CORPORATION


                              By:--------------------------------
                                  William G. Green
                                  Senior Vice President, General Counsel
                                     & Secretary



                              THE COMPANY:

                              BIOLOGICAL & POPULAR CULTURE, INC.


                              By:
                                  ------------------------------
                                  Randal J. Kirk
                                  Chief Executive Officer

                  Randal J. Kirk ("Kirk"), as the owner of a majority of the membership interests of New River Management Company L.L.C., is executing and delivering this Stock Purchase Agreement as of the day and year first written above solely: (i) to evidence his absolute, continuing and irrevocable guarantee (notwithstanding, without limitation, his death or disability or the bankruptcy, insolvency or reorganization of New River) of the performance by New River of its obligations under Article IX of this Stock Purchase Agreement to the extent that, with respect to any matter for which any Purchaser Claimant has asserted a claim for indemnification hereunder, such obligation has been acknowledged in writing by New River or New River's obligation with respect thereto has been determined by a final, nonappealable judgment of a court of competent jurisdiction, and Kirk hereby waives all rights to subrogation, reimbursement, indemnity or contribution from any Purchaser Claimant, and (ii) to be subject to Sections 5.09(b), and 10.01 through 10.05 hereof. Kirk's obligations hereunder shall be binding upon Kirk and his administrators, executors, heirs and beneficiaries, and may not be assigned by Kirk.


                                        -----------------------------------
                                                   Randal J. Kirk

                         SOFTWARE USE LICENSE AGREEMENT



     This Software Use License Agreement (the "Agreement") is entered into by and between PBX/EX, Inc., a Delaware corporation with its principal place of business at 7335 Lee Highway, Radford, Virginia 24141 ("PBX/EX") and GIV Holdings, Inc., a Delaware corporation, General Injectables & Vaccines, Inc., a Virginia corporation, InSource, Inc., a Virginia corporation, and Rahn Laboratories, Inc., a Virginia corporation, with their principal place of business at Highways 21 and 52, Bastian, Virginia 24314 (individually and collectively, "Customer").

I.   DEFINITIONS.

     1.1 "Competitive Business" shall mean the business of distribution (i.e., the purchase and resale for profit) of healthcare products to office-based physicians.

     1.2 "Program" shall mean the call sequencing system computer software described in Schedule A in object code form owned or distributed by PBX/EX for which Customer is granted a use license pursuant to this Agreement; the media; the user guides and manuals for use of the software ("Documentation").

     1.3 "Order Form" shall mean the document by which Customer may order Program licenses, which must be agreed to by the parties. Any Order Form shall reference the Effective Date of this Agreement.

     1.4 "Price List" shall mean PBX/EX's applicable standard commercial fee schedule that is in effect when a Program license or any other product or service is ordered by Customer.

     1.5 "Designated System" shall mean the computer hardware and operating system currently resident in Bastian, Virginia, as of the date hereof.

     1.6 "Site" shall mean a single location and shall be either the above-identified Customer address in Bastian, Virginia or such other single location as Customer shall identify by written notice to PBX/EX.

     1.7 "Commencement Date" shall mean the date on which the Programs are delivered by PBX/EX to Customer, or if no delivery is necessary, the Effective Date set forth on the relevant Order Form.

     1.8  "Subsequent Release" shall mean a subsequent release of the Program.

     1.9 "Seat" unless otherwise specified on the Order Form, shall mean the physical location or terminal at which Programs are available for use by an individual authorized by Customer to use such Programs, regardless of whether such individual is actively using the Programs at any given time.

     1.10 "Limited Production Program" shall be a Program which does not appear on the Price List or which is designated as Limited Production by PBX/EX.

     1.11 "Cap" shall mean the limitation on the total cumulative amount for which PBX/EX may be liable to Customer under and in connection with this Agreement and the Time and Materials Agreement, including any applicable provisions of this Agreement and the Time and Materials Agreement. On the date of execution of this Agreement and the Time and Materials Agreement, the Cap shall be $50,000. Thereafter, the Cap may be increased by the amounts of fees that Customer may pay to PBX/EX for additional software licenses or for services under the Time and Materials Agreement, up to $150,000. In no event shall the Cap amount exceed $150,000.

II.  PROGRAM LICENSE.

     2.1  Rights Granted.

          A. Subject to the terms and conditions of this Agreement for the initial term and any renewal term thereof, and in consideration of Customer's payment in full of the applicable license fees as provided in Section 5.1 below, PBX/EX grants to Customer a nonexclusive use license to use the Programs specified under this Agreement, as follows:

              i. to use the Programs solely for Customer's own internal data processing operations on the Designated System at the Site or on a backup system at the Site if the Designated System is inoperative, up to any applicable maximum number of designated Seats or other such limitation (if any) as specified in this Agreement. Customer is only authorized to use the Programs in conjunction with Customer's marketing, sales, and customer service functions as a specialty wholesaler or distributor of vaccines, biologics, pharmaceuticals, and other healthcare products typically utilized in physician offices. Customer may not relicense the Programs or use the Programs for third-party training, commercial time-sharing, third-party services, rental or services bureau use. Customer's use license shall be limited to the number of Seats specified in Schedule B hereto. Different employees of Customer may use the Programs at a specific Seat, but not concurrently;

               ii. to use the Documentation provided with the Programs in support of Customer's authorized use of the Programs; and

               iii. to make and retain a single copy the Programs for archival or backup purposes and to make a copy of the Program, and to use the Program, in a test environment at the Site, provided that Customer notifies PBX/EX of the hardware and operating system on which such Program will be used; provided, however, that no other copies shall be made without PBX/EX's prior written consent. All titles, trademarks, and copyright and restricted rights notices shall be reproduced in such archival or backup copy. All archival and backup copies of the Programs are subject to the terms of this Agreement.

Customer shall not copy or use the Programs (including the Documentation) except as otherwise expressly specified in this Agreement or an Order Form. Customer shall have the right to allow Customer's third party agents ("Agents") to use the Programs for Customer's internal use purposes so long as Customer ensures that Agents use the Programs in accordance with the terms of this Agreement.

          B. Customer agrees not to cause or permit the reverse engineering, disassembly, or decompilation of the Programs.

          C. PBX/EX shall retain all title, copyright and other proprietary rights in the Programs. Customer does not acquire any rights, express or implied, in the Programs, other than those specified in this Agreement. Customer's sole rights are use rights as set forth in the Agreement. PBX/EX may license any of the Programs to any manufacturers, including manufacturers of injectables, vaccines, medical supplies, and surgical supplies, but PBX/EX's licenses to any such manufacturers shall not allow the manufacturers to use the Programs in connection with the distribution of injectables, vaccines, medical supplies, or surgical supplies to office-based physicians (other than pursuant to the Engagement Letter dated March 13, 1998, by and between Block Drug Company, Inc. and Biological & Popular Culture, Inc. ("Biopop"); the Time and Materials Agreement dated March 13, 1998, by and between Block Drug Company, Inc. and Biopop; and the Demonstration Agreement dated March 13, 1998, by and among Block Drug Company, Inc., General Injectables & Vaccines, Inc. and Biopop).

          D. In the event that PBX/EX plans or proposes to license the Programs to persons to enhance their distribution of products to dental practices or veterinary practices, PBX/EX, subject to the confidentiality provisions of this Agreement, will so advise Customer. Upon receipt of such notice, Customer shall have the right to obtain from PBX/EX a license to the Programs at issue comparable to the proposed license for use in the dental market or the veterinary market as applicable. In the event that Customer does obtain from PBX/EX a license to the Programs at issue for the dental market or the veterinary market, Customer's license from PBX/EX for the Programs at issue in the dental market or the veterinary market, as applicable, shall be exclusive for the remaining term of this Agreement.

          E. To use a Program specified on an Order Form ("Ordered Program"), Customer may need to use an ancillary third party program embedded in or delivered with the Ordered Program. Customer is responsible for obtaining any licenses or permissions that it may need to use such ancillary third party programs.

          F. As an accommodation to Customer, PBX/EX may notify Customer of pre-production releases of Programs (which may be labeled "Alpha" or "Beta"). PBX/EX may supply Customer with such pre-production releases pursuant to an Order Form or other written agreement between the parties. These products are not suitable for production use.

          G. Provided that Customer gives PBX/EX prior written notice, Customer may move the Programs and the Designated System from the Site to a different physical location ("New Site"), and may use the Programs on the Designated System at the New Site. Under no circumstances shall Customer use the Programs or establish a Designated System at more than one physical location or site at any one time.

     2.2  Acceptance of Program.

     Customer shall be deemed to have accepted each Program subject to the terms and conditions of this Agreement both as of the Effective Date of this Agreement and as of the date that any Program is installed on the Designated System.

     2.3  Transfer and Assignment.

          A. Customer may transfer a Program license within its organization upon prior written notice to PBX/EX, provided that the Program must remain at the Site.

          B. Customer may assign this Agreement in connection with a sale of all or substantially all of its assets or a corporate reorganization or a spinoff, provided that the Program must remain at the Site. Customer may not assign this Agreement to a third party (i.e., a legal entity separate from Customer) without the prior written consent of PBX/EX.

          C. PBX/EX and its affiliates shall not themselves use nor license to any third party nor otherwise permit the use by any third party of any of the Programs specified under this Agreement in connection with any Competitive Business prior to the expiration or termination of this Agreement in accordance with Article III hereof.

     2.4  Verification.

     At PBX/EX's written request, not more frequently than twice annually, Customer shall furnish PBX/EX with a signed certification (a) verifying that the Programs are being used pursuant to the provisions of this Agreement, including any Seat restrictions and other limitations; and (b) listing the locations, types and serial numbers of the Designated Systems on which the Programs are run.

     PBX/EX may, at its expense, audit Customer's use of the Programs. Any such audit shall be conducted during regular business hours at Customer's facilities and shall not unreasonably interfere with Customer's business activities. If an audit reveals that Customer has underpaid fees to PBX/EX, Customer shall be invoiced for such underpaid fees based on the Price List in effect at the time the audit is completed; if the underpaid fees exceed 5% of the license fees paid, then Customer shall also pay PBX/EX's reasonable costs of conducting the audit. Audits shall be conducted no more than once annually.

     2.5  Injunctive Relief.

     In the event that PBX/EX breaches Sections 2.1C, 2.1D or 2.3C, monetary damages shall be insufficient and Customer shall be entitled injunctive relief and damages resulting from such material breach, but any such damages shall be subject to the Cap amount at the time of the alleged material breach.

III. TERM AND TERMINATION.

     3.1  Term.

          If not otherwise specified on the Order Form, each Program license granted under this Agreement shall remain in effect for a period of five (5) years from the Commencement Date, unless the license or this agreement is terminated as provided in Section 3.2 or 3.3 below. By written modification to this Agreement acceptable to PBX/EX, Customer may purchase renewals and extensions of the term of this Agreement.

     3.2  Termination by Customer.

          Customer may terminate any Program license at any time upon written notice to PBX/EX; however, termination shall not relieve Customer's obligations specified in Section 3.4 and termination shall not result in the refund or proration of any license fee, or of any other amount paid or owed to PBX/EX.

     3.3  Termination by PBX/EX.

          PBX/EX may terminate this Agreement or any license upon written notice if Customer breaches this Agreement and fails to correct the breach within 30 days following written notice specifying the breach.

     3.4  Effect of Termination.

          Termination of this Agreement or any license hereunder shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall such termination relieve Customer's obligation to pay all fees that have accrued or are otherwise owed by Customer under this Agreement, any Order Form, or other similar ordering document under this Agreement. The parties' rights and obligations under Sections 2.1.B, 2.1.C, 2.1.D, and 2.3.B, and Articles III, IV, V, VI and VII shall survive termination of this Agreement.

     3.5  Handling of Programs Upon Termination.

          If a license granted under this Agreement expires or otherwise terminates, Customer shall (a) cease using the applicable Programs, and (b) certify to PBX/EX within one month after expiration or termination that Customer has destroyed or has returned to PBX/EX the Programs and all copies. This requirement applies to copies in all forms, partial and complete, in all types of media and computer memory, and whether or not modified or merged into other materials.

Before returning Programs to PBX/EX, Customer shall acquire a Return Material Authorization ("RMA") number from PBX/EX. PBX/EX shall have the right, but not the obligation, to audit Customer's systems and systems sites to determine and verify the return and/or destruction of the Programs in accordance with the terms of this Section 3.5.

IV.  INDEMNITY, WARRANTIES, REMEDIES.

     4.1  Infringement Indemnity.

          PBX/EX will defend and indemnify Customer from and against all damages and costs (including reasonable attorney's fees and costs) arising out of a claim that the Programs, as used by Customer in accordance with this Agreement, infringe a U.S. copyright or patent or trade secret or other intellectual property right of any other party, provided that (a) Customer notifies PBX/EX in writing within 30 days of the claim; (b) PBX/EX has sole control of the defense and all related settlement negotiations, provided that Customer may be represented by its own counsel at Customer's cost; and (c) Customer provides PBX/EX with the assistance, information and authority reasonably necessary to perform PBX/EX's obligations under this Section. Reasonable out-of-pocket expenses incurred by Customer in providing such assistance will be reimbursed by PBX/EX. PBX/EX shall have no liability for any claim of infringement based on use of a superseded or altered release of Programs if the infringement would have been avoided by the use of a current unaltered release of the Programs which PBX/EX provides to Customer. This intellectual property infringement indemnification is subject to the Cap.

          In the event the Programs are held or are believed by PBX/EX to infringe, PBX/EX shall have the option, at its expense, to (a) modify the Programs to be noninfringing provided that the modified Programs do not result in a significant loss of functionality from the original Programs; (b) obtain for Customer a license to continue using the Programs; or (c) terminate the license for the infringing Programs and pay Customer up to $50,000, prorated over a five year term from the Commencement Date. This Section 4.1 states PBX/EX's entire liability and Customer's exclusive remedy or infringement.

     4.2  Warranties and Disclaimers

          A.  Warranty.

     PBX/EX warrants for a period of one year from the Commencement Date that each unmodified Program for which Customer has a fully paid license will perform the functions described in the Documentation. PBX/EX further warrants that each unmodified Program for which Customer has a fully paid license will accurately perform the functions described in the Documentation before, during, and after January 1, 2000, including any and all date-dependent functions, including for all leap years, provided that Customer uses such Program properly and in accordance with its Documentation, and provided that Customer does not use such Program in connection with any third party materials, systems or hardware other than the third party materials, systems or hardware with which the Programs are currently used at the Site.

          B.  No Time Bomb Warranty.

     PBX/EX warrants that it did not insert or include (or cause any third party to insert or include) into the Program or any of its components (i) any "viruses", "deactivation", "destruct" or other "time bomb" features designed to interfere with Customer's quiet enjoyment and use of the Program or to disable the program including automatically with the passage of time or (ii) any features permitting unauthorized direct or remote access to the Program or any of its components.

          C.  Interface With Order Entry Application.

     An Oracle-based order entry application is being developed at the site which is expected to interface with the Program (the "Order Entry Application"), but development of the Order Entry Application is not completed and will not be completed by the execution date of this Agreement. Provided that development of the Order Entry Application is completed in accordance with the plan developed by PBX/EX or its affiliates and in accordance with specifications to be provided by PBX/EX, the Order Entry Application will interface with the Program in accordance with the applicable Documentation.

          D.  Disclaimers.

     THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     PBX/EX DOES NOT WARRANT THAT THE PROGRAMS WILL MEET CUSTOMER'S REQUIREMENTS, THAT THE PROGRAMS WILL OPERATE IN THE COMBINATIONS THAT CUSTOMER MAY SELECT FOR USE, THAT THE OPERATION OF THE PROGRAMS WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ALL PROGRAM ERRORS WILL BE CORRECTED. ANY LIMITED PRODUCTION PROGRAMS OR PRE-PRODUCTION RELEASES OF PROGRAMS ARE DISTRIBUTED ON AN "AS-IS" BASIS.

     BY ACCEPTING THIS AGREEMENT, CUSTOMER ACKNOWLEDGES THAT THE USE LICENSE REPRESENTED BY THIS AGREEMENT IS ONLY GRANTED BY PBX/EX TO CUSTOMER FOR SUCH PROGRAMS AS PBX/EX MAY EXCLUSIVELY OWN IN ITS OWN RIGHT. USE OF PBX/EX'S PROGRAMS ENCOMPASSED BY THIS AGREEMENT REQUIRE THIRD-PARTY SOFTWARE AND HARDWARE FOR PROPER OPERATION. IT IS CUSTOMER'S SOLE RESPONSIBILITY TO OBTAIN AND MAINTAIN THE RIGHTS TO USE ALL SUCH THIRD PARTY SOFTWARE AND HARDWARE DURING THE TERM OF THIS AGREEMENT AND ANY EXTENSION OR RENEWAL HEREOF.

          E.  Limitation of Liability.

     IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY EITHER PARTY OR ANY

THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. PBX/EX's LIABILITY FOR DAMAGES HEREUNDER SHALL BE SUBJECT TO THE CAP.

     The provisions of this Agreement allocate the risks between PBX/EX and Customer. PBX/EX's pricing reflects this allocation of risk and the limitation of liability specified herein.

     4.3. Exclusive Remedies.

     For any breach of the warranties contained in Section 4.2, Customer's exclusive remedy, and PBX/EX's entire liability, shall be the correction of Program errors that cause breach of the warranty, or if PBX/EX is unable to make the Program operate as warranted, Customer shall be entitled to recover up to the Cap, prorated over a five-year term from the Commencement Date.

V.   PAYMENT PROVISIONS.

     5.1  Invoicing and Payment.

     The license fees for the Programs are set forth on Schedule B hereto and for any Subsequent Releases shall be as stated on any applicable Order Forms. The license fees offered to Customer for any Subsequent Release shall be no higher than the license fees that PBX/EX charges or shall charge to similarly situated customers for the same Subsequent Release at the time. Invoices for payment of license fees shall be payable 30 days from the Commencement Date. Any other applicable fees shall be payable 30 days from the invoice date, and shall be deemed overdue if they remain unpaid thereafter. Any amounts payable by Customer hereunder which remain unpaid after the due date shall be subject to a late charge equal to 1.0% per month from the due date until such amount is paid. Customer agrees to pay all applicable media and shipping charges. Customer shall have a purchase order, or alternative document acceptable to PBX/EX, on or before the Effective Date of this applicable Order Form.

    5.2   Taxes.

     The fees listed in this Agreement do not include taxes; if PBX/EX is required to pay sales, use, property, value-added or other taxes based on the licenses granted in this Agreement or on Customer's use of Programs, then such taxes shall be billed to and paid by Customer. This Section shall not apply to taxes based on PBX/EX's income.

VI.  ESCROW

     Promptly after execution of this Agreement, the parties shall enter into a source code escrow agreement, which shall contain provisions substantially similar to the following:

          A. Provided that Customer is current in all applicable license fees and is otherwise in compliance with the terms and provisions of the Agreement, PBX/EX shall maintain in escrow a copy of the source code and process flows, data flows and database structures ("source code") for the applicable licensed Programs.

          B. Provided that Customer has obtained and is current in all applicable payments for maintenance and support services under the Time and Materials Agreement, Customer shall be entitled to request release of the applicable escrowed source code in the event that one or more of the following events occurs: (i) PBX/EX permanently discontinues or dissolves its business or permanently ceases its operations; or (ii) PBX/EX fails to provide maintenance or support services as set forth in the Time and Materials Agreement or in a Work Order or Change Order entered into pursuant to the Time and Materials Agreement, and does not cure its failure to provide such maintenance or support services within 30 days after notice thereof by Customer.

          C. In the event of an occurrence of the type requiring release of the applicable escrowed source code, Customer shall send, by national overnight courier service, to both PBX/EX and the escrow agent, a signed declaration that an event of default has occurred such that the escrowed source code should be released to it, and reciting the basis for the cited event of default. PBX/EX shall have 15 days from the date of receipt of the declaration to notify the escrow agent that the cited event of default has not occurred or is disputed. In the event of a dispute, the parties shall attempt to resolve the dispute promptly through negotiation or, if the dispute cannot be resolved in such manner, through an alternative dispute resolution process agreed to by the parties. The escrow agent shall not release the escrowed source code unless any dispute is resolved and the resolution is an agreement or determination that the escrowed source code should be released.

          D. Notwithstanding anything in this Agreement either expressly or by implication to the contrary, in the event that the Program has, due to a failure of the Program to satisfy the warranty in Section 4.2 (and Customer is in compliance with its obligations under Section 1.1 of the Time and Materials Agreement) and not due to the fault of Customer or a third party, completely crashed or malfunctioned to the extent that Customer is materially impaired in the conduct of its business (" Emergency Situation"), and PBX/EX has failed to satisfy its obligations under Section 1.1 of the Time and Materials Agreement relating to an Emergency Situation (and Customer is in compliance with its obligations under Section 1.1 of the Time and Materials Agreement), then Customer may send, by normal overnight carrier service to both PBX/EX and the Escrow Agent, a signed declaration that an event of default has occurred with respect to an Emergency Situation, in which case the Escrow Agent shall release the applicable escrowed source code unless, within 48 hours of PBX/EX's receipt of the default declaration, PBX/EX sends a signed declaration contesting the default notice. If PBX/EX contests the default notice, the parties shall promptly submit their dispute to arbitration before the American Arbitration Association at a mutually agreeable site within the Western District of Virginia, it being agreed that the parties shall share equally the cost of the arbitrators' fees and provided that the arbitration should be completed within ten business days after submission and, if the arbitrator rules that an Emergency Situation did exist and that PBX/EX breached its obligations under
Section 1.1 of the Time and Materials Agreement relating to an Emergency Situation, then the Escrow Agent shall immediately deliver the source code to Customer and PBX/EX shall be liable to Customer for any and all damages suffered by Customer because of its inability to operate the Program during the 10 day period, subject to the limits of liability in Section 4.2D.

          E. Customer's use of any released escrowed source code shall be subject to the terms and conditions of this Agreement, and such released escrowed source code is and shall remain PBX/EX Confidential Information. Before Customer may allow its employees any access to any released escrowed source code, Customer shall ensure that such employees have reviewed this Agreement and will abide by all confidentiality obligations and other obligations herein, and Customer shall indemnify PBX/EX against any damage or injury resulting from its failure or its employees' failure to abide by such obligations.

VII. GENERAL TERMS.

     7.1  Confidentiality.

          By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). Confidential Information of PBX/EX shall include the Programs, the Documentation, the source code, the training materials, the terms and pricing under this Agreement, all information about PBX/EX's business that is disclosed to Customer, and all information clearly identified as confidential. Confidential Information of Customer shall include the data stored on the Program (including customer, product and price information and lists), all information about Customer's business that is disclosed to PBX/EX, and all information clearly identified as confidential. Each party hereby acknowledges the other party's exclusive ownership of that party's Confidential Information.

          A party's Confidential Information shall not include information that:
(a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party. Customer shall not disclose the results of any benchmark tests of the Programs to which it may be allowed access to any third party without PBX/EX's prior written approval.

          The parties agree, unless required by law, not to make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose other than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement. Customer agrees to cause all of its employees, consultants and representatives who have access to any Confidential Information of PBX/EX to agree to be bound by the terms of this
Section 7.1.

     7.2  Governing Law.

     This Agreement and all matters arising out of, or relating to, this Agreement, shall be governed by the laws of the Commonwealth of Virginia, and shall be deemed to be executed in Pulaski County, Virginia.

     7.3  Jurisdiction.

     Any legal action or proceeding relating to this Agreement shall be instituted and maintained in a state or federal court in the Western District of Virginia. PBX/EX and Customer agree to submit to the jurisdiction of, and agree that venue is proper in, these courts in any such legal action or proceeding.

     7.4  Notice.

     All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given if sent by fax copy as directed below and followed by hard copy, dispatched on the same day
(a) by a nationally reputable overnight delivery service, prepaid and addressed as set forth below, or (b) by certified mail, return receipt requested, postage prepaid, and addressed as follows:

     If to PBX/EX:

          PBX/EX, Inc.
          7335 Lee Highway
          Radford, VA 24141
          Attention: Lee Talbot
          Fax No.: (540) 633-3416


     With a copy to:

          PBX/EX, Inc.
          7335 Lee Highway
          Radford, VA 24141
          Attention: Legal Department
          Fax No.: (540) 633-3410


     If to Customer:

          GIV Holdings, Inc.
          7335 Lee Highway
          Radford, Virginia 24141
          Attention: Marcus E. Smith
          Fax No.: (540) 633-3410

          General Injectables & Vaccines, Inc.
          7335 Lee Highway
          Radford, Virginia 24141
          Attention: Marcus E. Smith
          Fax No.: (540) 633-3410

          InSource, Inc.
          7335 Lee Highway
          Radford, Virginia 24141
          Attention: Marcus E. Smith
          Fax No.: (540) 633-3410

          Rahn Laboratories, Inc.
          7335 Lee Highway
          Radford, Virginia 24141
          Attention: Marcus E. Smith
          Fax No.: (540) 633-3410

Any party may change its address for notices by giving the other party notice of such change in the manner provided above. To expedite order processing, Customer agrees that PBX/EX may treat documents faxed by Customer to PBX/EX as original documents; nevertheless, either party may require the other to exchange original signed documents.

     7.5  Severability.

     In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

     7.6  Waiver.

     The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Except for actions for nonpayment or breach of PBX/EX's proprietary rights in the Programs, no action, regardless of form, arising out of this Agreement may be brought by either party more than one year after the cause of action has accrued.

     7.7  Export Administration.

     Customer agrees to comply fully with all relevant export laws and regulations of the United States ("Export Laws") to assure that neither the Programs nor any direct product thereof are (a) exported, directly or indirectly, in violation of Export Laws; or (b) are intended to be used for any purposes prohibited by the Export Laws, including, without limitation, nuclear, chemical, or biological weapons proliferation.

     7.8  Relationships Between the Parties.

     PBX/EX is an independent contractor; nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties.

     7.9  Entire Agreement.

     This Agreement constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations written or oral, concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party; no other act, document, usage or custom shall be deemed to amend or modify this Agreement.

     It is expressly agreed the terms of this Agreement and any Order Form shall supersede the terms in any Customer purchase order or other ordering document. This Agreement shall also supersede the terms of any shrink-wrap or break-the-seal license agreement included in any package for PBX/EX-furnished software, except terms contained in such license agreement that grant specific use rights for the Programs.

     The Effective Date of this Agreement shall be December 31, 1998.

                                GIV HOLDINGS, INC.



                                 By:    _________________________________
                                        Marcus E. Smith
                                        Senior Vice President, General Counsel
                                        & Secretary



                                 GENERAL INJECTABLES & VACCINES, INC.



                                 By:    _________________________________
                                        Marcus E. Smith
                                        Senior Vice President, General Counsel
                                        & Secretary



                                 INSOURCE, INC.



                                 By:    _________________________________
                                        Marcus E. Smith
                                        Senior Vice President, General Counsel
                                        & Secretary



                                 RAHN LABORATORIES, INC.



                                 By:    _________________________________
                                        Marcus E. Smith
                                        Senior Vice President, General Counsel
                                        & Secretary

                                 PBX/EX, INC.



                                 By:    _________________________________
                                        Marcus E. Smith
                                        Senior Vice President, General Counsel
                                        & Secretary

                                   SCHEDULE A
                                LICENSED PROGRAM

     The licensed Program consists of the following proprietary software systems or modules at the Site:

     1. Call Sequencing System - Computer Telephony software system for multi-tasking call center platforms.

     2. Data Warehouse - Established data warehouse tool set comprised of Contact Manager, Financial, and Messaging data marts and associated Management tools.

     3. Review Queue - Duplicate prevention, identification, and correction tool for Contact Manager and navigation tool.

     4. Intranet Decision System - Database-driven dynamic web page application presentation and navigation tool.

     5. Intranet Maintenance Cartridge - Operational command and configuration tool for Intranet Decision System.

     6. Paperless Forms Cartridge - Various administrative request forms via the web.

     7.   Telephone Operations Cartridge - Telephony operations reporting.

     8. Teleservices Management Cartridge - Call center command and control application.

                                   SCHEDULE B
                                  LICENSE FEES


License Fee

US $1.00 per callcenter Seat
(minimum and maximum 100 Seat configuration)

                          TIME AND MATERIALS AGREEMENT


Customer Names:              GIV Holdings, Inc.
                             General Injectables & Vaccines, Inc.
                             InSource, Inc.
                             Rahn Laboratories, Inc.

Customer Address:            Highways 21 and 52
                             Bastian, Virginia 24314

     This Time and Materials Agreement (this "Agreement") is entered into by and among GIV Holdings, Inc., General Injectables & Vaccines, Inc., InSource, Inc. and Rahn Laboratories, Inc., with business addresses at Highways 21 and 52 in Bastian, Virginia 24314 (each individually and collectively, "Customer") and PBX/EX, Inc., a Delaware corporation with offices at 7335 Lee Highway, Radford, Virginia 24141 ("PBX/EX").

1.   SERVICES.

     1.1   PBX/EX Obligations.

           PBX/EX agrees to provide to Customer such consulting services, system integration services, and support and maintenance services for the Program and any Subsequent Releases licensed pursuant to the Software Use License Agreement made between the parties of even date herewith ("Services") provided that Customer requests such Services in written requests ("Work Requests") to PBX/EX pursuant to the terms of this Agreement, and provided that such Work Requests are agreed to by PBX/EX and set forth in a work order executed by both parties (a "Work Order"). Each Work Request shall specify the scope of requested Services and Customer's specifications.

           In the event that a "Program" or "Subsequent Release," as those terms are defined in the Software Use License Agreement, has, due to a failure of the Program or Subsequent Release to satisfy the warranty in Section 4.2 of the Software Use License Agreement and not due to the fault of Customer or a third party, completely crashed or malfunctioned to the extent that Customer is materially impaired in the conduct of its business ("Emergency Situation"), PBX/EX shall initiate the provision of support and maintenance services, on-site if necessary (provided, that Customer, upon receipt of a reasonably detailed invoice from PBX/EX, promptly shall reimburse PBX/EX for its reasonable expenses arising out of or relating to its provision of such on-site services (the "Expenses")), within 24 hours of Customer's notice to PBX/EX of an Emergency Situation and request for emergency support and maintenance, provided that Customer has in place a device or mechanism to allow PBX/EX remote access to the Program or Subsequent Release. PBX/EX shall use its best efforts to diagnose, and, if the crash or malfunction is due to a failure of the Program or Subsequent Release to satisfy the warranty in Section 4.2 of the Software Use License Agreement and not due to the fault of Customer or a a third party, to repair, as quickly as possible, the Program or Subsequent Release so that it performs according to its Documentation. If the crash or malfunction is due to a failure of the Program or Subsequent Release to satisfy the warranty in Section 4.2 of the Software Use License Agreement and not due to the fault of the Customer or a third party, and Customer believes that PBX/EX has failed to repair the Program or Subsequent Release so that it performs according to its documentation within five days after notice of the Emergency Situation, then Customer may initiate the process for release of the applicable escrowed source code pursuant to Section VI D of the Software Use License Agreement.

           Customer shall pay to PBX/EX in advance on the date of this Agreement and on each anniversary of such date, an amount equal to the then current per day rate of a Practice Director multiplied by ten days (the "Yearly Fee"), which amount (i) shall be applied against the actual cost (excluding Expenses) of the provision of support and maintenance services in Emergency Situations during the period covered by such Yearly Fee and (ii) shall be non-refundable. To the extent that the costs (excluding Expenses) of the provision of such services exceeds the Yearly Fee, such costs shall be paid in accordance with the terms of this Agreement.

     1.2   Customer's Obligations.

           Customer agrees to provide assistance, cooperation, information, equipment, data, a suitable work environment for any work conducted on-site, and resources reasonably necessary to enable PBX/EX to provide Services. Customer acknowledges that PBX/EX's ability to provide Services as set forth in the Work Requests, Work Orders and herein may be affected if Customer does not provide sufficient assistance as set forth above.


     1.3   Project Management.

           (a) Project Manager. Each party shall designate on each Work Order a project manager who shall work together with the other party's project manager to facilitate efficient delivery of Services.


           (b) Change Orders. Any change in the scope of Services specified in a Work Order must be mutually agreed upon by the parties in a written change order (a "Change Order"). Without limiting the foregoing, PBX/EX's written consent must be obtained if any change in Customer requirements, software, or hardware could affect PBX/EX's cost estimates. Change Orders signed by Customer and PBX/EX shall be used to document all changes.


2.   RATES AND PAYMENTS

     2.1   Rates.

           Services referenced in Section 1.1 above shall be provided at the following rates until the next scheduled rate change on December 31, 1999:

                    Consulting Level         Rate
                    ----------------         ----

                    Staff Consultant         $1,400/Day
                    Senior Consultant        $1,525/Day
                    Principal Consultant     $1,820/Day
                    Managing Principal       $2,075/Day
                    Practice Director        $2,520/Day

Thereafter, Services shall be provided at PBX/EX's revised rates. PBX/EX's current rates and revised rates offered to Customer shall be no higher than the rates that PBX/EX charges or shall charge to similarly situated customers for similar services at the time.

     2.2   Budgeting.

           The Services referenced in Section 1.1 above are provided on a time and materials (T&M") basis. Based upon preliminary estimates at the time of each Work Order or Change Order, PBX/EX shall estimate the anticipated time and materials required to provide the requested Services. In the event that the fees and expenses due PBX/EX reach this estimate, PBX/EX shall cease providing Services until it has received prior written approval by Customer's authorized representative to continue Services. Any estimate related to the Services performed pursuant to this Agreement is intended to be only an estimate for Customer's budgeting and PBX/EX's resource scheduling purposes. Provided that Customer provides PBX/EX with an appropriate Work Request and the parties agree to a Work Order or Change Order, PBX/EX will continue to provide Services to Customer on a T&M basis after any estimated amount has been reached pursuant to a Change Order or other modification to the scope of Services or this Agreement.

     2.3   Invoicing.

           All fees and expenses will be invoiced monthly and will be payable within 30 days of the date of invoice. Actual, reasonable travel and out-of-pocket expenses, and applicable taxes and other charges, if any, are not included in rates set forth above and will be invoiced separately and paid by Customer. Interest shall be added to any such amount at the rate of one percent (1%) per month from the date such amount should have been delivered until the date of actual payment to PBX/EX.

3.   ADDITIONAL TERMS

     3.1   Rights to Developments.

           Upon receipt of Customer's payment in full of all fees and expenses under this Agreement, PBX/EX hereby agrees to grant Customer a non-exclusive, non-transferable, royalty-free license to use items and materials developed by PBX/EX for Customer under this Time and Materials Agreement; such items and materials shall be referred to as "Contract Property."

PBX/EX shall own and retain all copyrights, patent rights, and other intellectual property rights to the Contract Property.

           Nothing in this Agreement shall preclude PBX/EX from developing, acquiring, using, marketing or selling any software, documentation, or other products performing the same or similar functions as the Contract Property.

      3.2  No Solicitation.

           For a period of one year following the rendering of any Services under this Agreement, Customer agrees that it shall not solicit or hire any employee of PBX/EX without PBX/EX's prior written consent, nor shall PBX/EX solicit or hire any employee of Customer without Customer's prior written consent..

4.   TERMINATION.

     4.1   Term.

           Subject to the terms of any Work Orders or Change Orders, this Agreement shall remain in effect for a period of five years from the date hereof unless terminated pursuant to Section 4.2 hereof.

     4.2   Termination by PBX/EX.

           PBX/EX may terminate this Agreement upon written notice if Customer breaches this Agreement and fails to correct the breach within 30 days following written notice specifying the breach.

     4.3   Effect of Termination.

           Termination of this Agreement shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall such termination relieve Customer's obligation to pay all fees that have accrued or are otherwise owed by Customer under this Agreement, any Order Form, or other similar ordering document under this Agreement. The parties' rights and obligations under Sections 4, 5, 6 and 7 shall survive termination of this Agreement.

     4.4   Handling of Contract Property Upon Termination.

           If this Agreement expires or otherwise terminates, Customer shall (a) cease using the applicable Contract Property, and (b) certify to PBX/EX within one month after expiration or termination that Customer has destroyed or has returned to PBX/EX the Contract Property and all copies. This requirement applies to copies in all forms, partial and complete, in all types of media and computer memory, and whether or not modified or merged into other materials. Before returning Contract Property to PBX/EX, Customer shall acquire a Return Material Authorization ("RMA") number from PBX/EX. PBX/EX shall have the right, but not the obligation, to audit Customer's systems and systems sites to determine and verify the return and/or destruction of the Contract Property in accordance with the terms of this Section 4.4.

5.   WARRANTIES AND DISCLAIMERS.

     5.1   Services Warranty.

           PBX/EX warrants that its Services will be performed consistent with generally accepted industry standards. This warranty shall be valid for 90 days from the date of performance of any Services.

     5.2   Disclaimers.

           THE WARRANTY ABOVE IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

           PBX/EX DOES NOT WARRANT THAT THE SERVICES WILL MEET CUSTOMER'S REQUIREMENTS, THAT THE CONTRACT PROPERTY WILL OPERATE IN THE COMBINATIONS THAT CUSTOMER MAY SELECT FOR USE, THAT THE OPERATION OF THE CONTRACT PROPERTY WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ALL CONTRACT PROPERTY ERRORS WILL BE CORRECTED. ANY COMPUTER-BASED TRAINING IS DISTRIBUTED ON AN "AS-IS" BASIS.

           IT IS CUSTOMER'S SOLE RESPONSIBILITY TO OBTAIN AND MAINTAIN THE RIGHTS TO USE ANY NECESSARY OR APPROPRIATE THIRD PARTY SOFTWARE AND HARDWARE DURING THE TERM OF THIS AGREEMENT AND ANY EXTENSION OR RENEWAL HEREOF.

     5.3   Limitation of Liability.

           IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE

OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. PBX/EX's LIABILITY FOR DAMAGES HEREUNDER SHALL BE SUBJECT TO THE "CAP," AS DEFINED IN
SECTION 1.11 OF THE SOFTWARE USE LICENSE AGREEMENT.

           The provisions of this Agreement allocate the risks between PBX/EX and Customer. PBX/EX's pricing reflects this allocation of risk and the limitation of liability specified herein.

     5.4   Exclusive Remedies.

           Anything in this Agreement notwithstanding, for any breach of the warranty contained in Section 5.1, Customer's exclusive remedy, and PBX/EX's entire liability, shall be the reperformance of the Services, or if PBX/EX is unable to perform the Services as warranted, Customer shall be entitled to recover the fees paid to PBX/EX for the unsatisfactory Services.

6.   TAXES.

     The fees listed in this Agreement do not include taxes; if PBX/EX is required to pay sales, use, property, value-added or other taxes based on the Services provided in this Agreement, then such taxes shall be billed to and paid by Customer. This Section shall not apply to taxes based on PBX/EX's income.

7.   GENERAL TERMS.

     7.1   Confidentiality.

           By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). Confidential Information of PBX/EX shall include the Programs, the Documentation, the source code, the training materials, the Services, the Contract Property, the terms and pricing under this Agreement, all information about PBX/EX's business that is disclosed to Customer, and all information clearly identified as confidential. Confidential Information of Customer shall include the data stored on the Program or Subsequent Release (including customer, product and price information and lists), all information about Customer's business that is disclosed to PBX/EX, and all information clearly identified as confidential. Each party hereby acknowledges the other party's exclusive ownership of that party's Confidential Information. A party's Confidential Information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party.

           The parties agree, unless required by law, not to make each other's Confidential Information available in any form to any third party or to use each other's Confidential

Information for any purpose other than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

     7.2   Governing Law.

           This Agreement and all matters arising out of, or relating to, this Agreement, shall be governed by the laws of the Commonwealth of Virginia, and this Agreement shall be deemed to be executed in Pulaski County, Virginia.

     7.3   Jurisdiction.

           Any legal action or proceeding relating to this Agreement shall be instituted and maintained in a state or federal court in the Western District of Virginia. PBX/EX and Customer agree to submit to the jurisdiction of, and agree that venue is proper in, these courts in any such legal action or proceeding.

     7.4   Notice.

           All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given if sent by fax copy as directed below and followed by hard copy, dispatched on the same day
(a) by a nationally reputable overnight delivery service, prepaid and addressed as set forth below, or (b) by certified mail, return receipt requested, postage prepaid, and addressed as follows:

If to PBX/EX:

           PBX/EX, Inc.
           7335 Lee Highway
           Radford, VA 24141
           Attention:  Lee Talbot
           Fax No.: (540) 633-3416

     With a copy to:

           PBX/EX, Inc.
           7335 Lee Highway
           Radford, VA 24141
           Attention:  Legal Department
           Fax No.: (540) 633-3410

     If to Customer:

           GIV Holdings, Inc.
           7335 Lee Highway
           Radford, VA  24141
           Attention:  Marcus E. Smith
           Fax No.:  (540) 633-3410

           General Injectables & Vaccines, Inc..
           7335 Lee Highway
           Radford, VA  24141
           Attention:  Marcus E. Smith
           Fax No.:  (540) 633-3410

           InSource, Inc.
           7335 Lee Highway
           Radford, VA  24141
           Attention:  Marcus E. Smith
           Fax No.:  (540) 633-3410

           Rahn Laboratories, Inc.
           7335 Lee Highway
           Radford, VA  24141
           Attention:  Marcus E. Smith
           Fax No.:  (540) 633-3410

           Any party may change its address for notices by giving the other party notice of such change in the manner provided above. To expedite order processing, Customer agrees that PBX/EX may treat documents faxed by Customer to PBX/EX as original documents; nevertheless, either party may require the other to exchange original signed documents.

     7.5   Severability.

           In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

     7.6   Waiver.

           The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Except for actions for nonpayment, no action, regardless of form, arising out of this Agreement may be brought by either party more than one year after the cause of action has accrued.

     7.8   Relationships Between the Parties; Assignment.

           PBX/EX is an independent contractor; nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties. Customer may not assign this Agreement to a third party (i.e., a legal entity separate from Customer) without the prior written consent of PBX/EX.

     7.9   Entire Agreement.

           This Agreement constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations written or oral, concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party; no other act, document, usage or custom shall be deemed to amend or modify this Agreement.

           It is expressly agreed the terms of this Agreement and any Work Order or Change Order shall supersede the terms in any Customer purchase order or other ordering document.

        The Effective Date of this Agreement shall be December 31, 1998.

                                  GIV HOLDINGS, INC.


                                  By:    _________________________________
                                         Marcus E. Smith
                                         Senior Vice President, General Counsel
                                         & Secretary


                                  GENERAL INJECTABLES & VACCINES, INC.


                                  By:    _________________________________
                                         Marcus E. Smith
                                         Senior Vice President, General Counsel
                                         & Secretary


                                  INSOURCE, INC.


                                  By:    _________________________________
                                         Marcus E. Smith
                                         Senior Vice President, General Counsel
                                         & Secretary



                                  RAHN LABORATORIES, INC.


                                  By:    _________________________________
                                         Marcus E. Smith
                                         Senior Vice President, General Counsel
                                         & Secretary

                                  PBX/EX, INC.



                                  By:    _________________________________
                                         Marcus E. Smith
                                         Senior Vice President, General Counsel
                                         & Secretary